SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12.

TELLABS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tellabs, Inc., 1415 West Diehl Road, Naperville, Illinois 60563-2359

Notice of Annual Meeting of Stockholders

Date:	May 1, 2013
Time:	2:00 p.m., Central Daylight Savings Time
Place:	Northern Illinois University — Naperville Campus 1120 East Diehl Road Naperville, IL 60563-9347

Purposes of the Annual Meeting:

1.	To elect four directors to serve until the 2016 Annual Meeting of Stockholders;

2.	To amend the Tellabs Inc. Restated Certificate of Incorporation to declassify the Board of Directors;

3.	To approve, on an advisory basis, named executive officer compensation;

4.	To reapprove performance criteria under the Tellabs, Inc. Amended and Restated 2004 Incentive Compensation Plan;

5.	To ratify the appointment of the Tellabs, Inc. independent registered auditor for fiscal year 2013;

6.	To transact such other business as may properly, in accordance with the Tellabs, Inc. bylaws, come before the Annual Meeting of Stockholders or any adjournment thereof.

Proxy voting:

Whether or not you plan to attend, you can be sure your shares are represented at the Annual Meeting of Stockholders by promptly voting and submitting your proxy by phone, Internet, or completing, signing, dating and mailing your proxy card in the enclosed envelope.

Who may attend the Annual Meeting of Stockholders:

The Board of Directors has fixed the close of business on March 4, 2013, as the record date for the Annual Meeting of Stockholders. Only stockholders of Tellabs, Inc. as of the record date are entitled to notice of, to vote at and to attend the Annual Meeting of Stockholders.

Conduct of the Meeting:

For security reasons, personal items such as backpacks, briefcases, banners, cameras and other recording devices are not allowed in the Annual Meeting of Stockholders. Please leave them at home or lock them in your car. Tellabs, Inc. has established an agenda for the meeting. At the conclusion of the presentations by the Chairman and the CEO there will be a question and answer period. Please hold all questions and comments until the moderator asks for stockholder questions.

Directions to the Annual Meeting of Stockholders:

For a map and directions to the Annual Meeting of Stockholders, please refer to the back page of this Proxy Statement.

By Order of the Board of Directors,

James M. Sheehan

Secretary

April 3, 2013

This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on April 3, 2013.

WE URGE YOU TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE BY (1) CALLING THE TOLL-FREE NUMBER (1.800.690.6903), (2) ACCESSING THE INTERNET WEB SITE AT www.proxyvote.com OR (3) COMPLETING, SIGNING, DATING AND MAILING THE ENCLOSED PROXY CARD.

Tellabs, Inc., One Tellabs Center, 1415 West Diehl Road, Naperville, Illinois 60563-2359

Proxy Statement

Tellabs, Inc.

One Tellabs Center

1415 West Diehl Road

Naperville, Illinois 60563-2359

The enclosed proxy is solicited by the Board of Directors (the Board) of Tellabs, Inc., a Delaware corporation (the Company), for use at the Company’s 2013 Annual Meeting of Stockholders (the Annual Meeting) to be held at 2:00 p.m. Central Daylight Savings Time on Wednesday, May 1, 2013. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person. This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on April 3, 2013.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 1, 2013: the Company’s Proxy Statement and 2012 Annual Report (Proxy Materials) are available at: www.tellabs.com/investors.

Voting Information

Who can vote?

Only stockholders of record as of the close of business on March 4, 2013, are entitled to notice of, to vote at, and to attend the Annual Meeting. At the close of business on that date, the Company had 357,445,780 shares of Common Stock outstanding.

For ten days prior to the Annual Meeting, a list of registered stockholders entitled to vote at the Annual Meeting will be available for inspection at the Company’s principal executive offices, 1415 West Diehl Road, Naperville, Illinois 60563-2359. If you would like to view the stockholder of record list, please call the Investor Relations department at 630.798.3602 to schedule an appointment.

How do I vote?

Stockholders are entitled to one vote for each share held. Stockholders may revoke a proxy at any time before it is voted by filing a written revocation notice with the Secretary of the Company or by duly executing a proxy bearing a later date. Proxies may also be revoked by any stockholder present at the Annual Meeting who expresses a desire to vote his or her shares in person.

If you are a beneficial owner, you must give instructions to your bank, broker or other holder of record to vote your shares. You should follow the voting instructions on the information you receive from your bank, broker or other holder of record. Without instructions, your broker or nominee is permitted to use its discretion and vote your shares only on certain routine matters. The vote to ratify the Company’s independent registered auditor is the only routine matter being considered at the Annual Meeting. None of the other proposals are considered routine matters and brokers will not be permitted to vote your shares. Accordingly, it is important for you to give voting instructions to your broker for voting your shares on these other matters. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.

Subject to any such revocation, all shares represented by properly executed proxies that are received prior to the Annual Meeting will be voted in accordance with the directions on the proxy. If no direction is made, the proxy will be voted FOR the election of each of the four nominees for director, FOR amending the Company’s Certificate of Incorporation to declassify the Board of Directors, FOR approval, on an advisory basis, of the Company’s named executive officer compensation, FOR reapproval of performance criteria under the Company’s Amended and Restated 2004 Incentive Compensation Plan, and FOR the ratification of the Company’s independent registered auditor for fiscal year 2013. The inspectors of election will tabulate votes cast in person or by proxy at the Annual Meeting and will determine whether a quorum (a majority of the shares entitled to be voted) is present at the meeting.

What constitutes a valid quorum for the Annual Meeting?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, whether in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

How many votes are needed for each proposal and how are the votes counted?

Election of Directors.    A majority of the votes cast is required for the election of each director nominee in an uncontested election. An uncontested election generally means an election where the number of nominees for director equals the number of directors to be elected. A “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” the director with abstentions and broker non-votes not counted as a vote “for” or “against.” You should note that brokers are not permitted to vote shares in the election of directors without instructions from you. You should review the information from your broker on how to provide your broker voting instructions.

The election of directors at the Annual Meeting is an uncontested election. The Company’s Corporate Governance Guidelines, described later in this Proxy Statement, set forth procedures to follow if any nominee for director does not receive a majority of the votes cast in this uncontested election. Any nominee for director who does not receive a majority of votes cast is required to tender his or her resignation. The Nominating and Governance Committee would then be required to make a recommendation to the Board with respect to whether to accept any such letter of resignation. The Board is required to take action with respect to this recommendation and to disclose its decision-making process and final decision.

Declassification of the Board.    The affirmative vote of holders of 75% or more of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally is required to approve the amendment to the Company’s Restated Certificate of Incorporation. Abstentions and broker non-votes will have the effect of a vote against on this proposal.

All Other Proposals.    The affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present or represented at the Annual Meeting and entitled to vote thereon is required for approval of the other proposals. Abstentions and shares not voted by stockholders of record present or represented at the Annual Meeting and entitled to vote will have the same effect as a vote cast against approval of the other proposals. Broker non-votes will have no effect on the approval of the other proposals.

How do I vote if I am a Tellabs 401(k) Plan participant?

A Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy will be provided to each participant in the Tellabs 401(k) Plan who holds the Company’s shares as an investment within the Plan. Pursuant to the Tellabs 401(k) Plan, each participant is entitled to direct the trustee of the Tellabs 401(k) Plan with respect to voting (i) the shares of Common Stock allocated to the participant’s accounts; (ii) a proportion of the shares allocated to accounts of participants who do not return voting instructions to the trustee; and (iii) a proportion of all unallocated shares. Subject to its fiduciary duties, the trustee will vote allocated shares in accordance with the instructions received and will vote shares with respect to which no instructions are received and all unallocated shares in the same proportion as the shares with respect to which instructions are received. Tellabs 401(k) Plan participants should return the proxy as provided therein. Pursuant to the Tellabs 401(k) Plan, the trustee will not disclose the directions set forth on any individual proxy to the Company or its directors or officers, except as may otherwise be required by law.

What is householding and how can I request it?

The SEC has adopted rules that permit companies and other intermediaries, such as brokers and banks, to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the applicable proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials, please notify your broker, direct your written request to Tellabs Investor Relations, 1415 W. Diehl Road, Naperville, IL 60563 or contact the Company at 630.798.8800. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their brokers.

Who pays for this proxy solicitation?

This proxy is solicited by the Board, and the cost of solicitation will be paid by the Company. Additional solicitation may be made by mail, personal interview, telephone or facsimile by Company personnel, who will not be additionally compensated for such effort. The cost of any such additional solicitation will be borne by the Company.

Where can I obtain additional information?

A copy of the Company’s 2012 Annual Report accompanies this Proxy Statement. More information about the Company, including electronic copies of the Company’s 2012 Annual Report and this Proxy Statement, is available on the Company’s Web site at www.tellabs.com/investors.

Proposals to be Voted Upon

Proposal 1 — Election of Directors

The Company has three classes of directors with staggered terms. Members of each class serve a three-year term. At the 2013 Annual Meeting, the terms of the Class III directors will expire.

The Nominating and Governance Committee conducts an annual review of the Board, each Board Committee and the Chairman of the Board based on input received from the Board and members of the Company’s management. Each Board Committee reviews the applicable results of these evaluations. The Board has adopted a set of Corporate Governance Guidelines, which the Nominating and Governance Committee is responsible for overseeing. A copy of the Nominating and Governance Committee’s current charter and the Company’s Corporate Governance Guidelines are available on the Company’s Web site at www.tellabs.com/investors.

In accordance with the Corporate Governance Guidelines, the Nominating and Governance Committee of the Board reviews the performance and qualifications of the members of the Board. Each director’s experience is evaluated in a matrix on whether he or she has some, moderate or extensive expertise in three main categories. These categories are Business Experience and Expertise; Industry and Technology Experience; and Related Experience. The Business Experience and Expertise category includes subcategories related to the skills needed to run a business ranging from profit and loss responsibility to corporate communication. The Industry and Technology Experience category focuses on technical knowledge and customer perspective. The Related Experience category includes other business, civic and philanthropic experience. The Board utilizes these categories to ensure that the Board composition is diverse in that a broad spectrum of relevant experience is represented. There are subcategories in each of these categories, so each Board member and potential candidate is evaluated based on twenty-one different criteria. All nominees and current directors have extensive experience in business management and profit and loss responsibility as well as strategic planning and perspective.

Several directors have extensive experience in optical technology, wireless networks, network architectures, telecom customers or broadband/access networks. A number of the directors have international experience. Additional information on each individual director or nominee, including: age, current employment, public company directorships for the past five years, the year such person joined the Tellabs Board, and other information concerning their specific experience, qualifications, attributes or skills relevant to their service on the Board is set forth below.

For your consideration and election, the Board has nominated the following four individuals as Class III directors: Alex Mashinsky, Gregory J. Rossmann, Vincent H. Tobkin and Mikel H. Williams.

As previously announced, the Company has entered into an agreement with the Company’s largest stockholder, Third Avenue Management LLC (Third Avenue) pursuant to which the Company agreed to nominate Mr. Mashinsky as a Class III director for the vacancy caused by Mr. Birck’s retirement. The Company also agreed, subject to any limitations in its corporate documents, to amend its bylaws prior to the 2013 Annual Meeting to limit the size of the Board to a maximum of 10 directors. Also, pursuant to the previously announced agreement with Dialectic Capital Partners, LP (Dialectic) the Board agreed to nominate both Mr. Williams and Mr. Rossmann as Class III directors.

If elected, the nominees for Class III directors will serve a term that expires at the Company’s 2016 Annual Meeting (or until their successors are elected and qualified). Unless otherwise instructed by you as a stockholder, it is intended that your shares represented by the enclosed proxy will be voted for these nominees, each of whom has been selected by the Board. All Class I and Class II directors plan to continue in office for the remainder of their terms or until their successors are elected and qualified.

The Company is not aware of any other proposed nominees for directors. The Company anticipates that all of the nominees will be able to serve. However, if any nominee is unable to serve at the time of the Annual Meeting, your proxy will be voted for a substitute candidate nominated by the Nominating and Governance Committee of the Board and approved for nomination by the Board.

THE BOARD RECOMMENDS A VOTE FOR ALEX MASHINSKY, GREGORY J. ROSSMANN, VINCENT H. TOBKIN AND MIKEL H. WILLIAMS AS CLASS III DIRECTORS TO HOLD OFFICE UNTIL THE 2016 ANNUAL MEETING OR UNTIL THEIR SUCCESSORS ARE ELECTED.

Class III Nominees for Director Whose Terms Will Expire in 2016 if Elected

Alex Mashinsky, 47, managing partner of Governing Dynamics since 2004. CEO of Name.Space, Inc. 2011-2012. Founder and CEO of Groundlink 2005-2011. Founder of Transit Wireless 2002. Founder of Elematics 2000. Founder of Arbinet 1996. Director, Migo Software, Inc. Attended Tel Aviv University and Israel Open University.

Mr. Mashinsky has experience in the technology industry including innovative hardware and software ideas and founding successful businesses based on such technology. This experience will assist the Company with developing strategy initiatives. In addition to his current public company directorship, he previously served on the board of Arbinet.

Gregory J. Rossmann, 51, senior managing director of GJR Capital Management since 2009. Managing director of The Carlyle Group 2007-2009. Managing director at Pequot Capital Management, Inc. 2000-2007. Managing director and partner at Broadview International 1994-2000. Manager of new business development at Dynatech Corporation 1991-1994. Product line management and engineering roles at Advanced Micro Devices, Inc. and National Semiconductor Corporation prior to 1994. Director, NETGEAR, Inc. M.B.A., Santa Clara University; B.S., University of Cincinnati. Tellabs director since 2012.

Mr. Rossmann’s extensive technology, private equity, and investment banking experience will enable him to provide the Company with expertise on global markets, corporate development and strategy initiatives. He serves on several private boards in addition to his current public company directorship.

Mikel H. Williams, 56, president and CEO of DDi Corp. 2005 until its acquisition in 2012. Sole member Constellation Management Group, LLC 2004. COO LNG Holdings 2002-2003. Various executive positions with Global Telesystems, Inc. prior to 2002. Director, Iteris, Inc., Lightbridge Communications Corporation and IPC electronics industry association. M.B.A., Georgetown University; B.S., University of Maryland. Tellabs director since 2012.

Mr. Williams has been a CEO and has extensive international, management and financial experience as well as several years of experience in the telecom field. In addition to his current public company directorship, he also served on the board of DDi Corp. while CEO.

Vincent H. Tobkin, 61, senior advisor, retired director and global telecom/technology practice leader of Bain & Company 1992-2009. General partner and a founder of Sierra Ventures 1984-1992. Partner and consultant with McKinsey and Company 1976-1984. Director, Radisys Corp. J.D. and M.B.A., Harvard University; S.B. and S.M., Massachusetts Institute of Technology. Tellabs director since 2010 and lead director since 2012.

Mr. Tobkin brings a vast knowledge of the telecommunications industry and business practices to assist the Board and management to focus on executing strategy. In addition to his current public company directorship, he has public company board experience and has advised public companies and their executives throughout most of his career.

Class I Directors Continuing in Office Until 2014

Frank Ianna, 63, chief executive officer of Attila Technologies LLC since 2007. President of AT&T Network Services 1998-2003; various executive and senior management positions at AT&T 1990-1998; various management and staff positions at AT&T 1972-1998. Director, Sprint Nextel. M.S.E.E., Massachusetts Institute of Technology; B.E.E.E., Stevens Institute of Technology. Tellabs director since 2004.

Mr. Ianna brings expertise in the area of communications technology as well as many years of experience as an executive of one of the largest telecom providers in the United States. He served at AT&T for more than 30 years, beginning as a member of the technical staff at Bell Telephone Laboratories. In addition to his current directorship, Mr. Ianna also has extensive experience as a public company director, most recently at Clearwire Corporation from 2008 through 2011.

Stephanie Pace Marshall, Ph.D., 67, retired. Founding president and president emerita of Illinois Mathematics and Science Academy since 1986. Ph.D., Loyola University; M.A., University of Chicago; B.A., Queens College. Tellabs director since 1996.

Dr. Marshall contributes significant expertise and experience in building a successful organization, organizational cultures, and innovative thinking with regards to leadership, training, and the importance of innovating with science and technology. She has extensive private board experience and has served in CEO, senior leadership and management positions throughout her career. Dr. Marshall also has beneficial philanthropic experience including as a Trustee for the Society for Science and the Public, a Fellow

of the Royal Society for the encouragement of Arts, Manufactures and Commerce, and a Trustee at the Lincoln Academy of Illinois.

Vincent D. Kelly, 53, president and chief executive officer of USA Mobility, Inc. since 2004 when USA Mobility was formed through the merger of Metrocall, Inc. and Arch Wireless, Inc. President and chief executive officer at Metrocall 2003-2004; chief operating officer, chief financial officer and executive vice president at various times 1987-2003; and treasurer 1990-1996. Prior to joining Metrocall in 1987, Mr. Kelly worked as a Certified Public Accountant. B.S., George Mason University. Tellabs director since 2012.

Mr. Kelly has been involved with the wireless and telecommunications industry for over 25 years with extensive experience in strategic planning, M&A, regulatory and financial matters. In addition to his current directorships, his recent public company director experience includes Penton Media, Inc. from 2003 through 2007.

Class II Directors Continuing in Office Until 2015

Bo Hedfors, 69, retired. President of Hedfone Consulting, Inc. (telecom and Internet consulting) 2002-2009. President of Motorola Networks 1998-2002. President and chief executive officer of Ericsson, Inc. 1994-1998; chief technology officer of LM Ericsson 1990-1993. Chairman, Kineto Wireless, Inc. Director, Firetide, Inc., Lemko Corporation and E-Band Communications Inc. M.S.E.E., Chalmers University of Technology. Tellabs director since 2003.

Mr. Hedfors brings an international viewpoint to the Board as well as previous executive experience with other large public communications equipment suppliers. He has served on several public and private boards during his career. In addition to his current directorship, his recent public company director experience includes Openwave Systems, Inc. from 2002 through 2008 and Switchcore AB from 2002 through 2007.

Michael E. Lavin, 67,
retired. Midwest area
managing partner KPMG
LLP 1993-2002; Partner
1977-2002. Director,
Integrys Energy Group,
Inc. B.B.A., University of
Wisconsin. Tellabs
director since 2003.

Mr. Lavin’s background in
finance and accounting,
and his experience as a
senior executive of a
global professional
services firm, make him a
valuable source of
information regarding
business management,
profit and loss
responsibility, financial
reporting and audit
processes. He has also
served on several public
and private boards and
advised and counseled
numerous private and
public companies and
their management
throughout his career. In
addition to his current
directorship, his recent
public company director
experience includes SPSS,
Inc. from 2005 until its sale
in 2009.

Jan H. Suwinski, 71,
clinical professor of
Management and
Operations, Cornell
University, Johnson
Graduate School of
Management since 1996.
Chairman, Siecor
Corporation, 1992-1996.
Executive vice president
of OptoElectronics Group,
Corning Incorporated
1990-1996. Director, Thor
Industries, Inc. and ACI
Worldwide, Inc. M.B.A.
and B.M.E., Cornell
University. Tellabs
director since 1997.

Mr. Suwinski has
experience running
technology-based
businesses as a senior
executive at public
companies. He provides
expertise in business
strategy, strategic
alliances, global business
and operations. He has
also served as a director of
several public and private
companies over the past
20 years. In addition to his
current directorships, his
recent public company
director experience
includes Ohio Casualty
Corporation from 2002
through 2007.

Dennis (Denny) F. Strigl,
66, retired. President and
chief operating officer
Verizon Communications,
2007-2009; president and
chief executive officer
Verizon Wireless 2000-
2007. Previously,
president and CEO, Bell
Atlantic Mobile; group
president and CEO,
Global Wireless Group of
Bell Atlantic and vice
president of operations at
Bell Atlantic New Jersey,
Inc. Director,
ANADIGICS, Inc., PNC
Financial Services Group
and PNC Bank, and
Eastman Kodak
Company. M.B.A.,
Fairleigh Dickinson
University; B.A. and
doctorate of Humane
Letters, Canisius College.
Tellabs director since 2012.

Mr. Strigl has extensive
experience in the telecom
industry and previous
executive experience at
one of the largest telecom
providers in the
United States. He also has
extensive public company
director experience.

Retiring Chairman

Michael J. Birck, 75, chairman and co-founder of Tellabs. Chairman since 2000; chief executive officer 2002-2004; president and chief executive officer 1975-2000. Director, Molex Incorporated. M.S.E.E., New York University; B.S.E.E., Purdue University. Tellabs Director since 1975.

As a co-founder and former CEO of Tellabs, Mr. Birck brings unparalleled knowledge of Tellabs’ business and technology. He has significant experience in the communications industry and has received a number of awards for innovation and entrepreneurship. Mr. Birck also has extensive public company director experience. In addition to his current directorship, his recent public company director experience includes Illinois Tool Works, Inc. from 1996 to 2008. Mr. Birck is retiring from the Board after over 35 years of service as a Tellabs director and executive.

Proposal 2 — To Amend the Company’s Restated Certificate of Incorporation to Declassify the Board of Directors

In 2011, the Company received a request from a stockholder to include in the Company’s proxy statement for consideration at the 2012 Annual Meeting a proposal eliminating the Company’s classified board structure. Following a dialogue with the stockholder, the Company agreed to submit to stockholders, for consideration at this Annual Meeting, a proposal to eliminate the Company’s classified Board structure pursuant to an amendment to the Company’s Restated Certificate of Incorporation. After careful consideration, the Board has adopted a proposed amendment to the Company’s Restated Certificate of Incorporation to provide for the annual election of directors on a phase-out basis beginning with the 2014 Annual Meeting and the elimination of the classified board structure following the 2016 Annual Meeting.

Article Sixth of the Company’s Restated Certificate of Incorporation currently provides that directors are divided into three classes, with the term of office of one class expiring each year and the directors in each class serving three-year terms. If the proposed amendments are adopted and become effective, the Board will remain classified through the 2016 Annual Meeting, and directors elected at or before this Annual Meeting will serve out their three-year terms, but directors elected by stockholders after this Annual Meeting will be elected to one-year terms. Beginning at the 2016 Annual Meeting, the classified board structure would be eliminated and all directors would be subject to annual election for one-year terms.

Delaware corporate law provides that members of a board that is classified may be removed only for cause. At present, because the Board is classified, the Company’s Restated Certificate of Incorporation provides that directors are removable only for cause. If this item is approved by stockholders, Article Sixth would be amended to provide that, once the Board has become declassified following the 2016 Annual Meeting, directors may be removed with or without cause.

Article Sixth would be further amended to provide that, following the elimination of the classified Board structure in 2016, a director appointed to a vacancy or new directorship would serve for a term expiring at the next Annual Meeting following his or her appointment.

The proposed changes to Sections of Article Sixth are set forth in their entirety in Exhibit A.

In accordance with Delaware law, the Board of Directors has adopted resolutions approving and declaring advisable these proposed amendments and is recommending them to stockholders for approval.

Information about the voting standard for this proposal appears on page 2. If the proposed amendments are adopted and become effective, the Board will adopt conforming amendments to the Company’s Amended and Restated By-Laws.

THE BOARD RECOMMENDS A VOTE FOR DECLASSIFICATION OF THE BOARD.

Proposal 3 — Advisory Resolution to Approve Named Executive Officer Compensation

The Company is asking its stockholders to indicate approval of its named executive officer (NEO) compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the Company’s NEO compensation as required by Section 14A of the Securities Exchange Act of 1934. This vote is not intended to address any specific item of compensation, but rather the overall compensation of NEOs as described in this Proxy Statement. Accordingly, the Company asks the stockholders to vote FOR the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of

Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.”

As described in detail under the heading Compensation Discussion and Analysis, the Company’s executive compensation program is designed to attract, motivate, and retain NEOs who are critical to the Company’s success. This program does so by compensating the NEOs for performance as evidenced by the Company’s financial performance, the Company’s achievement of strategic objectives and individual performance. Please read the Compensation Discussion and Analysis for additional details about the Company’s executive compensation program, including information about the fiscal year 2012 compensation of the Company’s NEOs.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The vote will provide the Board and Compensation Committee with information relating to the opinions of the stockholders which the Compensation Committee will consider as it makes determinations with respect to future action.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

Proposal 4 — Reapproval of Performance Criteria Under the Company’s Amended & Restated 2004 Incentive Compensation Plan

The Board is asking the stockholders of the Company to reapprove the performance criteria that apply to certain performance awards granted under the Tellabs, Inc. Amended & Restated 2004 Incentive Compensation Plan (the “Incentive Compensation Plan”). Stockholders are not being asked to approve an increase in the number of shares issuable under the Incentive Compensation Plan or any other amendment to the Incentive Compensation Plan.

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) disallows federal income tax deductions for certain compensation in excess of $1,000,000 per year paid to each of the Company’s chief executive officer and its other three highest compensated officers (other than the chief financial officer). These individuals are referred to as “covered employees” for purposes of Section 162(m). Under Section 162(m), compensation that qualifies as “performance-based compensation” is not subject to the $1,000,000 deduction limit.

Performance awards granted under the Incentive Compensation Plan are intended to be eligible to qualify as performance-based compensation. One of the conditions to qualify as performance-based compensation is that the compensation payable under the performance award (other than stock options and SARs, which are treated as “performance-based compensation”) must be subject to one or more performance goals established by the Compensation Committee and which goals are based upon performance criteria which have been disclosed to, and approved by, the stockholders of the Company. Under Section 162(m), such performance criteria must be reapproved by the stockholders every five years. Because the Incentive Compensation Plan, including the performance criteria, was last approved by stockholders at the 2008 Annual Meeting, the Board is seeking reapproval of the performance criteria at this time. If reapproval is not obtained, performance awards (other than stock options and SARs) granted under the Incentive Compensation Plan which might otherwise have been intended to qualify as “performance-based compensation” will be subject to the $1,000,000 deduction limit under Section 162(m), which could result in greater tax costs for the Company. While reapproval of the performance criteria is required for performance awards to qualify as performance-based compensation, not all awards under the Incentive Compensation Plan or other compensation approved by the Committee are intended to qualify, or if intended to qualify, will qualify, as “performance-based compensation” or otherwise be deductible.

Performance Criteria Under the Incentive Compensation Plan

Performance awards may be granted under the Incentive Compensation Plan to covered employees and other employees, directors and consultants of the Company or any subsidiary of the Company. Performance awards may be in the form of an annual incentive award, performance shares or performance units (which may be denominated or settled in cash, shares of stock [either fully vested or subject to vesting]), cash awards and other incentive awards, or a combination thereof. For a performance award to qualify as performance-based compensation under Section 162(m), the award must specify a predetermined amount of cash or shares that may be earned by the covered employee to the extent that predetermined performance goals based upon one or more of the following performance criteria are attained within a predetermined performance period: total stockholder return, earnings, earnings per share, net income, gross margin, earnings before interest, taxes, depreciation and/or amortization, revenues, expenses, cash flow, indebtedness, market share, return on assets, return on equity, economic value added, assets, fair market value of the common stock, value of assets, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives or other financial, accounting or quantitative objectives established by the Committee. The performance goals and objectives may be absolute in their terms or measured against, or in relationship to, other companies comparably and may be particular to a line of business, subsidiary or other unit of the Company generally. The performance goals may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges, such as restructuring expenses, acquisitions and acquisition expenses, including expenses related to goodwill and other intangible assets, stock offerings and stock repurchases.

To qualify, the specific goals and objectives must be established by the Committee not later than 90 days after the applicable performance period has commenced (or if the performance period is less than a year, not later than the date on which 25% of the period has elapsed) and at the end of each performance period, the Committee must determine and certify the extent to which the performance goal established for the performance period has been achieved and determine the amount to be paid, vested or delivered as a result. The Committee may, in its sole discretion, reduce or eliminate such amount to the extent permitted under the Incentive Compensation Plan and applicable law.

The above summary of the material terms of the performance criteria under the Plan is qualified in its entirety by the specific language of the Incentive Compensation Plan, which is included as Exhibit B to this proxy statement and which is available to any stockholder upon request.

Maximum Number of Shares and Amount of Compensation Payable Under Awards

The Incentive Compensation Plan contains an annual limit of $3,000,000 on the amount any one individual may earn under an annual incentive award for any calendar year and an annual limit of $3,000,000 on the amount any one individual may earn under a cash or other incentive award for any calendar year. For purposes of this limitation, any award earned over a period greater than one year is deemed to have been earned ratably over the full and partial calendar years in such period. The Incentive Compensation Plan also includes an annual limit of 1,000,000 shares of common stock as the maximum number of shares that may be subject to awards made to any one individual for any calendar year.

Vote Required and Board of Directors’ Recommendation

If a quorum is present, a majority of the stock having voting power present in person or represented by proxy is required for approval of this proposal. Abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR REAPPROVAL OF THE PERFORMANCE CRITERIA UNDER THE TELLABS, INC. AMENDED & RESTATED 2004 INCENTIVE COMPENSATION PLAN.

Proposal 5 — To Ratify Appointment of the Company’s Independent Registered Auditor for Fiscal Year 2013

The Audit and Ethics Committee has selected Ernst & Young LLP (Ernst & Young), independent registered auditor, as the Company’s independent registered auditor for fiscal year 2013, as it has done since 1997.

Before making its determination on appointment, the Audit and Ethics Committee carefully considers the qualifications and competence of candidates for the independent registered public accounting firm. For Ernst & Young, this has included a review of its performance in prior years, its independence and processes for maintaining independence, the results of the most recent internal quality control review or Public Company Accounting Oversight Board (PCAOB) inspection, the key members of the audit engagement team, the firm’s approach to resolving significant accounting and auditing matters including consultation with the firm’s national office, as well as its reputation for integrity and competence in the fields of accounting and auditing.

Although action by the stockholders in this matter is not required, the Audit and Ethics Committee believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by independent registered auditors in maintaining the integrity of Company financial controls and reporting, and the Audit and Ethics Committee will seriously consider stockholder input on this issue. A representative of Ernst & Young is expected to be present at the Annual Meeting to answer appropriate questions and, if the representative so desires, to make a statement.

The following proposal will be presented for action at the Annual Meeting by direction of the Board:

“RESOLVED, that action by the Audit and Ethics Committee appointing Ernst & Young as the Company’s independent registered auditor to conduct the annual audit of the Company’s consolidated financial statements and management’s assessment of internal controls over financial reporting for the current fiscal year is hereby ratified, confirmed and approved.”

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED AUDITOR.

Corporate Governance

Corporate Governance Guidelines

As noted above, the Company has adopted Corporate Governance Guidelines. The primary purpose of the guidelines is to document the role of the Board and management, its composition and leadership, Board operations, Board committees, and the Board and management evaluations. Each director and the Board are expected to promote the best interests of the stockholders in terms of corporate governance, fiduciary responsibilities, compliance with applicable laws and regulations, and maintenance of accounting, financial and other controls. The Board’s primary responsibility is to provide effective guidance of the affairs of the Company for the benefit of its stockholders and other constituencies. This guidance includes overseeing the conduct of the Company’s business, financial objectives, major corporate plans, strategies and related risks. In addition, the Board selects the Company’s President and Chief Executive Officer (CEO); delegates to the President and CEO the authority and responsibility to manage the Company’s operations; acts as an advisor and counselor to the President and CEO and senior management; and evaluates the President and CEO’s performance.

Board Leadership Structure

When Mr. Birck originally stepped down as President and CEO in 2000, the Company separated the position of Chairman from the CEO position. Mr. Birck has served as an executive officer in his role as Chairman and is retiring after the Annual Meeting. In 2012, the Board has established a lead director position in which the lead director will serve until such time as his/her term is up or another lead director is appointed to the Board. The appointment will be reaffirmed every two years by majority vote of the Board. The Company believes that this separation of responsibilities provides a balanced approach to managing the Board and overseeing the Company. The Nominating and Governance Committee oversees the process for selecting the lead director, annually evaluating his/her performance and recommending any changes in roles and responsibilities deemed appropriate, including changes in compensation. Any changes in the lead director role or responsibilities must be approved by the Board.

In addition, the Nominating and Governance Committee, which is comprised entirely of independent directors, holds significant governance responsibilities. The primary duties and responsibilities of the Nominating and Governance Committee include:

•

Working with the Chairman of the Board to ensure that the Board and the committees of the Board have the appropriate size, composition, skills, experience, orientation and training to support the needs of the Company;

•

Providing oversight to ensure that the Board and the Board Committees, as appropriate, have adequate operational structure and accountability in the key areas of strategic planning, financial control, succession planning, executive compensation, risk oversight, compliance and corporate governance (including any conflict of interest);

•	Establishing processes for evaluating the performance of the Board, the Committees of the Board and the Chairman of the Board;

•

Reviewing and making recommendations regarding the Company’s compensation philosophy for Board members and reviewing and making recommendations to the Board regarding the amount and form of compensation to be paid to the Board;

•	Making recommendations to the Board of Directors regarding corporate governance practices; and

•	Reviewing, discussing with management and approving disclosures to be made with respect to the Board of Directors and the Committees;

The Board, lead director (on behalf of the independent directors) and each Committee are authorized to directly engage outside consultants and legal counsel to assist and advise the Board, lead director and each Committee as each believes useful or necessary. The Compensation Committee and the Nominating and Governance Committee use the services of an independent compensation consultant, Pearl Meyer & Partners, as an outside advisor (the Compensation Consultant). The Compensation Committee assessed the independence of the Compensation Consultant, determined that the Compensation Consultant does not perform other services for the Company and concluded that no conflict of interest exists that would prevent the Compensation Consultant from serving as an independent consultant to the Compensation Committee.

Director Training

The Company offers industry, market, corporate governance and financial education opportunities for its Board members. Each Board member is required to participate in educational programs (both internal and external) as deemed appropriate by each Board member. The Nominating and Governance Committee monitors each Board member’s educational activities.

Director Independence

Each of the Company’s directors, other than Mr. Birck qualifies as “independent” in accordance with the applicable NASDAQ listing standards. In addition, as further required by the NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationships exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Meetings Held in 2012 and Attendance

During 2012, 22 meetings of the Board, 9 meetings of the Audit and Ethics Committee, 8 meetings of the Compensation Committee, 10 meetings of the Nominating and Governance Committee, 1 meeting of the Ad Hoc Strategy Advisory Committee and 1 meeting of the Ad Hoc President and Chief Executive Officer Search Committee were held. Each director attended at least 75% of the total number of meetings of the Board and of the Committees on which such director served during 2012. All of the directors except for one attended the 2012 Annual Meeting of Stockholders. Each Board member is expected to attend the Annual Meeting unless extraordinary circumstances prevent him or her from doing so.

Executive Sessions of Independent Directors

The independent directors meet following the regular Board meetings; unscheduled meetings (in person or telephone) may be called upon appropriate notice at any time to address specific needs of the Company. The Executive sessions are run by the Lead director without the Chairman or the President and CEO.

Risk Oversight

Risk oversight is an important function of the Board. The Board oversees the enterprise-wide approach to risk management that the Company’s management team has designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance, minimize the Company’s overall risk profile and enhance stockholder value. The Board recognizes that a fundamental part of risk oversight is not only understanding the risks the Company faces and what steps the management team is taking to manage those risks, but also determining with management the level of risk appropriate for the business. The involvement of the Board in guiding the Company’s business strategy is a key part of setting an appropriate level of risk for the Company’s business.

While the Board has overall responsibility for risk oversight, the Board has made the Audit and Ethics Committee primarily responsible for risk oversight related to financial reporting and ensuring the Board has an appropriate overall risk oversight process.

Additionally, on an annual basis, the management team provides the Board with a report on risk management including the status of management’s efforts to mitigate identified risks.

Compensation Risk Assessment

The Compensation Committee aims to establish company-wide compensation policies and practices that reward contributions to long-term stockholder value and do not promote unnecessary or excessive risk-taking. In furtherance of the Company’s risk management program in 2012, the Committee reviewed the Company’s compensation policies and practices. As a result of its review the Compensation Committee noted that:

•

The performance measures and goals for incentive-based compensation were tied to the Company’s strategic objectives and financial performance, thereby aligning the incentives with the Company’s risk profile.

•

The Company’s incentive plans do not provide an incentive to pursue short-term financial performance at the expense of long-term stockholder value. A significant portion of variable compensation is delivered in equity (stock options, restricted stock units [RSUs] and performance stock units [PSUs]) and is subject to multi-year vesting. The Compensation Committee believes that these equity awards reduce short-term focus in favor of emphasizing long-term value creation.

Because a significant portion of the compensation of the NEOs is tied to quantifiable measurements of actual Company performance and the actual level of achievement of each NEO’s personal performance goals, the Compensation Committee believes the Company’s executive compensation plans are appropriately structured and are not reasonably likely to result in a material adverse effect on the Company.

Company Strategy

The Company has formalized an annual process for reviewing and updating the Company’s long term planning, business framework and strategy. Members of the management team coordinate with their teams the planning calendar, the accomplishment of the tasks and meeting of the deadlines and the progress on each strategic initiative. The outputs of this annual process, including the Company strategy and business framework are presented to the Board and refreshed, as necessary, during the year. The annual planning process provides the Board an opportunity to interact extensively with the Company’s senior leadership team and assists the Board in its succession planning responsibilities. Throughout the year, significant corporate strategy decisions are brought to the Board for review, discussion and direction.

Compensation Committee Interlocks and Insider Participation

During 2012, the following Board members served on the Company’s Compensation Committee: Bo Hedfors, Michael E. Lavin, Stephanie Pace Marshall, Jan H. Suwinski, and Vincent H. Tobkin. All decisions regarding the compensation of the executive officers were made by the Compensation Committee of the Board, which is composed entirely of non-employee, independent members of the Board. Although the Chairman or the President and CEO made recommendations to the Compensation Committee with regard to the compensation of the other executive officers, including the NEOs, they did not participate in the Compensation Committee’s deliberations with respect to their own compensation.

Committees of the Board

The Board has three standing committees: the Audit and Ethics Committee, the Compensation Committee, and the Nominating and Governance Committee. The current members of the committees as of December 28, 2012, are identified below in the table.

Director	Audit and Ethics Committee	Compensation Committee	Nominating and Governance Committee
Bo Hedfors		✓	✓
Frank Ianna	✓		✓
Vincent D. Kelly	✓
Michael E. Lavin	Chair	✓
Stephanie Pace Marshall		✓	Chair
Gregory J. Rossmann	✓
Dennis F. Strigl
Jan H. Suwinski	✓	Chair
Vincent H. Tobkin		✓	✓
Mikel H. Williams

Audit and Ethics Committee

The Audit and Ethics Committee assists the Board in its general oversight of the Company’s financial reporting and disclosures, internal controls and audit functions. The Audit and Ethics Committee is directly responsible for the reappointment, retention, compensation and oversight of the work of the

Company’s independent registered auditor. The Board has also made the Audit and Ethics Committee responsible for reviewing any related-person transactions involving the Company’s officers or directors for potential conflicts of interest. To monitor compliance with applicable laws, rules and regulations, the Audit and Ethics Committee has adopted the Tellabs Integrity Policy (Integrity Policy), a code of ethics applicable to all directors, officers and employees. The Integrity Policy provides for prompt and consistent enforcement of the code of conduct, protection for persons reporting questionable behavior, clear and objective standards for compliance and a fair process by which to determine violations. A copy of the Integrity Policy, as well as the Audit and Ethics Committee’s current charter, is available on the Company’s Web site at www.tellabs.com/investors. For additional discussion regarding the Company’s policies and procedures concerning related-person transactions, please see the section below entitled Policies and Procedures for Review and Approval of Related-Person Transactions.

The Board has determined that each member of the Audit and Ethics Committee is independent as defined by NASDAQ listing standards and has sufficient knowledge in reading and understanding the Company’s financial statements to serve on the Audit and Ethics Committee. The Board has determined that Mr. Ianna, Mr. Kelly, Mr. Lavin and Mr. Rossmann meet the qualifications of an audit committee financial expert, as defined by SEC guidelines and as required by the applicable NASDAQ listing standards. Stockholders should understand that the financial expert designation is a disclosure requirement of the SEC, and does not impose on Mr. Ianna, Mr. Kelly, Mr. Lavin and Mr. Rossmann any duties, obligations or liabilities that are greater than those that are generally imposed on them as Audit and Ethics Committee members or members of the Board. The Audit and Ethics Committee’s report is included later in this Proxy Statement.

Compensation Committee

The Compensation Committee is responsible for reviewing performance and executive succession planning, determining compensation for the executive officers of the Company and administering the Company’s equity-based compensation plans. The Committee also has risk oversight responsibility with respect to compensation policies and practices. The Board has determined that each member of the Compensation Committee is independent as defined by NASDAQ listing standards. The Committee’s report on executive compensation is included in the Compensation Discussion and Analysis section of this Proxy Statement. A copy of the Compensation Committee’s current charter is available on the Company’s Web site at www.tellabs.com/investors.

As mentioned previously, the Compensation Committee uses the services of the Compensation Consultant. The Compensation Consultant’s role is to provide independent, third-party advice to assist the Compensation Committee in evaluation and design of the Company’s policies and programs on executive compensation and with other compensation decisions. While the Compensation Consultant reports directly to the Compensation Committee, there is interaction between the Compensation Consultant and Company management as part of the process of providing market and Company data regarding executive compensation to the Compensation Committee.

Compensation Committee meetings are held once per quarter. Teleconferences and ad hoc meetings are held as needed. Agendas are based on a pre-determined schedule of activities as set by the Compensation Committee, and other agenda items are added on an as needed basis. The Compensation Committee’s charter authorizes the Compensation Committee to delegate duties to standing and ad hoc subcommittees as it deems necessary or advisable.

At the request of the Compensation Committee, the Vice President, Human Resources, develops recommendations on executive compensation matters prior to each meeting, in consultation with the CEO, other members of the management team and the Compensation Consultant. Management team members do not provide input on their own compensation.

Generally, the Vice President, Human Resources, attends Compensation Committee meetings to present the management views and recommendations. The Compensation Committee requests that the CEO attend certain portions of the meetings to discuss the performance and present compensation recommendations for his direct reports. Additionally, the Committee requests the CEO’s perspective on the executive succession planning process and the overall compensation philosophy.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for evaluating Board composition, performance and compensation; soliciting, evaluating and making recommendations for candidates to the Board, including candidates recommended by stockholders; making recommendations regarding corporate governance matters and practices; and providing oversight of the Board’s operational structure and accountability. The Nominating and Governance Committee also conducts an annual review of the Board, each Board Committee and the Chairman based on input received from the Board and members of the Company’s management. Each committee reviews the applicable results of these evaluations. The Board has adopted a set of Corporate Governance Guidelines, which the Nominating and Governance Committee is responsible for overseeing. A copy of the Nominating and Governance Committee’s current charter and the Company’s Corporate Governance Guidelines are available on the Company’s Web site at www.tellabs.com/investors.

The Board has determined that each member of the Nominating and Governance Committee is independent as defined by NASDAQ listing standards. Stockholders who wish to communicate with the Nominating and Governance Committee concerning nomination of director candidates may do so by corresponding with the Secretary of the Company. These communications should include the name, biographical data and any other relevant information about the individual who is the subject of the communication and other information as required by the Company’s bylaws. In evaluating director candidates, the Nominating and Governance Committee considers a variety of factors including independence, diversity of business experience and expertise, industry and technical knowledge, and other related experience and knowledge.

Other Committees

From time to time the Board will establish ad hoc or special committees for a specific purpose, such as the Ad Hoc Strategy Advisory Committee and the Ad Hoc President and Chief Executive Officer Search Committee which each met once in 2012.

Director Compensation

The Nominating and Governance Committee is responsible for reviewing and making recommendations to the Board on compensation of the independent directors.

The Nominating and Governance Committee utilizes a combination of cash and equity as a way to attract and retain qualified directors. In 2012, the compensation program for independent directors included the following elements of compensation:

•	A cash retainer for annual service on the Board;

•	Additional cash retainers for annual Committee service; and

•	An annual restricted stock unit and stock option grant.

Compensation

In 2012, each independent director earned an annual cash retainer of $50,000, in addition to their cash retainers for serving on committees. The Audit and Ethics Committee member retainer was $10,000, the Compensation Committee member retainer was $8,000, the Nominating and Governance Committee member retainer was $6,000, and the Ad Hoc Strategy Advisory Committee member retainer was $6,000. In addition to the committee member retainer, the chair of the Audit and Ethics Committee earned an annual retainer of $12,000, the chair of the Compensation Committee earned an annual retainer of $10,000, the chair of the Nominating and Governance Committee earned an annual retainer of $6,000, and the chair of the Ad Hoc Strategy Advisory Committee earned an annual retainer of $6,000. The Lead Director retainer is $15,000. No other retainers for committee members were earned during 2012. All retainers are paid in arrears for service rendered the previous year. In addition, the Company reimburses its directors for reasonable expenses in connection with attendance at Board and Committee meetings and the Company’s Annual Meeting.

In 2012, each independent director received approximately $30,000 in stock options and approximately $75,000 in RSUs calculated based on the closing price of the stock on the date of grant. Independent director equity grants are made annually on the last trading day of April and fully vest one year from the date of the grant. Mr. Kelly and Mr. Rossmann joined the Board effective as of the end of the Annual Meeting so they received stock grants on May 2, 2012.

In 2013, the Nominating and Governance Committee reviewed independent director compensation and recommended to the Board that the annual cash retainer be lowered to $45,000 in recognition of the Company’s cost-cutting initiatives. The Nominating and Governance Committee also recommended that equity grants in 2013 be 100% RSUs to align with stockholder interests. The Board approved these changes effective for 2013.

If a director ceases to be a director of the Company for any reason other than retirement, death or disability, options held by such director may be exercised, subject to the expiration date of the options, for three months after such termination, but only to the extent such options were exercisable on the date of termination. If a director has attained age 55 or older and is terminating due to retirement as stated in the Incentive Compensation Plan, options held by such director may be exercised, subject to the expiration date of the options, for up to three years after such termination. If a directorship is terminated because of disability, the option may be exercised, subject to the expiration date of the option, for up to three years (depending on the plan and award agreement governing that option) after such termination, but only to the extent the option was exercisable on the date of disability. In the event a directorship is terminated due to the death of a director, the option may be exercised, subject to the expiration date of the option, for up to one year after such termination, and such director’s unvested options shall fully vest. Options granted to non-employee directors under the Incentive Compensation Plan are not transferable.

Director Stock Ownership Guidelines

The Nominating and Governance Committee is responsible for establishing stock ownership guidelines for the independent directors. In October 2005, the Nominating and Governance Committee adopted guidelines that require each independent director to own stock valued at four times the annual retainer paid to the independent directors. The stock ownership guideline is to be met within five years after October 2005 or a director’s election to the Board if initially elected after October 2005. As of year-end 2012, each director has met or is on target to meet the ownership guidelines within the applicable five-year compliance window.

Director Compensation Table for 2012

The following table summarizes the total compensation earned by each member of the Company’s Board for service as a director during the fiscal year ended December 28, 2012. All equity awards were made under the Company’s stockholder approved plans. Since Messrs. Birck and Pullen were compensated as officers of the Company, they were not entitled to additional compensation as directors.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Total
Michael J. Birck(2)	–	–	–	–
Bo Hedfors(3)	$64,000	$74,999	$30,000	$168,999
Frank Ianna(4)	$66,000	$74,999	$30,000	$170,999
Linda Wells Kahangi(5)	$85,000	–	–	$85,000
Vincent D. Kelly(6)	$45,000	$75,000	$29,999	$149,999
Michael E. Lavin(7)	$80,000	$74,999	$30,000	$184,999
Stephanie Pace Marshall(8)	$70,000	$74,999	$30,000	$174,999
Robert W. Pullen(9)	–	–	–	–
Gregory J. Rossmann(10)	$45,000	$75,000	$29,999	$149,999
William F. Souders(11)	$36,500	–	–	$36,500
Dennis F. Strigl(12)	–	–	–	–
Jan H. Suwinski(13)	$75,500	$74,999	$30,000	$180,499
Vincent H. Tobkin(14)	$73,250	$74,999	$30,000	$178,249
Mikel H. Williams(15)	–	–	–	–

(1)	Represents fair value of the award on the grant date, computed in accordance with Accounting Standards Codification (ASC) 718. A discussion of the assumptions used in calculating these values may be found in Note 8 to the 2012 audited financial statements on pages 67 through 70 of the Company’s 2012 Annual Report on Form 10-K which accompanies this Proxy Statement.

(2)	Mr. Birck also serves as the Company’s Chairman, which is an executive officer position. At the July Board meeting, in recognition of the Company’s cost cutting initiatives, Mr. Birck recommended and the Compensation Committee agreed to lower his base salary by 50% for the balance of 2012. As a result, in 2012, Mr. Birck earned a salary of $412,000 as compensation for serving as Chairman. At his request, he did not receive equity awards in 2012. He is also entitled to other benefits that are available to the general employee population. Since Mr. Birck is paid as an employee of the Company, he does not receive compensation as a director. Mr. Birck will be retiring as Chairman following the Annual Meeting.

(3)	At fiscal year-end 2012, Mr. Hedfors had 129,924 stock options outstanding and 19,920 RSU awards outstanding.

(4)	At fiscal year-end 2012, Mr. Ianna had 129,924 stock options outstanding and 19,920 RSU awards outstanding.

(5)	Ms. Kahangi retired from the Board after the 2012 Annual Meeting and was paid director fees for the remainder of the year.

(6)	At fiscal year-end 2012, Mr. Kelly had 24,123 stock options outstanding and 19,685 RSU awards outstanding.

(7)	At fiscal year-end 2012, Mr. Lavin had 129,924 stock options outstanding and 19,920 RSU awards outstanding.

(8)	At fiscal year-end 2012, Dr. Marshall had 104,924 stock options outstanding and 19,920 RSU awards outstanding.

(9)	Mr. Pullen served as the Company’s President and CEO until July 2012. His compensation is reflected in the Summary Compensation Table below. Mr. Pullen was paid as an employee of the Company and he did not receive compensation as a director.

(10)	At fiscal year-end 2012, Mr. Rossmann had 24,123 stock options outstanding and 19,685 RSU awards outstanding.

(11)	At fiscal year-end 2012, Mr. Souders had 105,717 stock options outstanding. Mr. Souders retired from the Board after the 2012 Annual Meeting and was paid a pro rata portion of his director fees.

(12)	Mr. Strigl joined the Board in December 2012 and as such did not receive compensation for service as a director in fiscal year 2012.

(13)	At fiscal year-end 2012, Mr. Suwinski had 129,924 stock options outstanding and 19,920 RSU awards outstanding.

(14)	At fiscal year-end 2012, Mr. Tobkin had 50,503 stock options outstanding and 19,920 RSU awards outstanding.

(15)	Mr. Williams joined the Board in December 2012 and as such did not receive compensation for service as a director in fiscal year 2012.

Executive Compensation

Compensation Discussion and Analysis

1.	Executive Summary

This Compensation Discussion and Analysis section describes the Company’s executive compensation program and objectives as they relate to the Named Executive Officers (NEOs). It also explains why the Company decided to pay each element of 2012 compensation shown in the Summary Compensation Table on page 30. This discussion depicts the compensation for the following individuals:

•

Daniel P. Kelly, President and Chief Executive Officer since November 29, 2012, acting President and CEO since June 27, 2012, and Executive Vice President, Global Products, for the remainder of the year;

•	Andrew B. Szafran, Executive Vice President and Chief Financial Officer (CFO) since April 16, 2012;

•	Roger J. Heinz, Executive Vice President, Global Sales and Service;

•	James M. Sheehan, Executive Vice President, Chief Administrative Officer and General Counsel; and

•	John M. Brots, Executive Vice President, Global Operations.

In addition, in accordance with SEC rules, information with respect to three executives who served for a portion of fiscal year 2012 is also included:

•	Robert W. Pullen, who served as President and CEO until his death in July 2012;

•	Thomas P. Minichiello, who served as interim CFO until Mr. Szafran’s appointment in April 2012; and

•	Dr. Vikram R. Saksena, who served as Executive Vice President and Chief Technology Officer until his retirement in July 2012.

These individuals are the NEOs for 2012. The subsections which follow describe the major elements of compensation awarded to the NEOs. They also explain how and why the Company arrived at the material compensation decisions in the context of the Company’s performance.

Company Performance in 2012

In recent years, Tellabs has acquired technology and invested in research and development for new products to drive profitable, sustainable revenue growth. Despite these efforts, total revenue has not grown since 2010, resulting in losses in each of the last two years. As a result, in 2012, the Company fell short of financial performance expectations for the year. The Company returned $367.6 million of capital to stockholders through the payment of a special one-time dividend and also resumed a stock repurchase program of up to $224.6 million.

NEO Compensation Actions for 2012

•	Base Salaries: No annual increases were made to base salaries with the exception of Mr. Kelly who received a salary increase when he was promoted to President and CEO.

As a result of the year’s performance:

•	Annual Incentive Awards: No bonuses were awarded to the NEOs for 2012 under the Annual Incentive Plan (AIP).

•

Long-Term Incentive Awards: Equity awards were a blend of 25% stock options, 25% RSUs and 50% PSUs. This reflects a change from past practice as a greater percentage of equity awards were made in the form of PSUs than in prior years.

•

Other Awards: As a result of certain transitions in the management team, special awards were made that are not part of the regular ongoing program. A special retention award in the form of 150,000 RSUs was made to Mr. Kelly upon him becoming Acting President and CEO in July 2012. This grant was in recognition of his increased responsibilities and to ensure continuity until a permanent successor to Mr. Pullen was named. In addition, Mr. Szafran, the Company’s newly appointed CFO, received a sign-on grant of 100,000 stock options, 40,000 RSUs and 61,141 PSUs.

Good Governance Practices and Policies

The Company strives to maintain good governance practices for the compensation of NEOs. Such practices include:

•

Stock Ownership Guidelines: Target stock ownership levels are set for the CEO at the lesser of 200,000 shares or four times base salary and for the other NEOs at the lesser of 50,000 shares or three times the respective officer’s individual salary. Each NEO has met or is on track to timely meet the applicable stock ownership requirements.

•	Minimal Perquisites: The Company provides minimal perquisites to NEOs.

•

No Employment Agreements: NEOs do not have individual agreements with the Company. NEOs participate in the Company’s general salaried severance plan and are also covered by the Executive Continuity and Protection Plan in the event of a change in control.

•	No SERP or Defined Benefit Pension Plan: The Company does not maintain any defined benefit retirement arrangements or SERP for NEOs.

•	Independent Consultant Benchmarking: The Company works with an outside independent consultant in annually assessing executive compensation programs.

•	Stockholder Approved Equity Plan: Equity awards to the NEOs are granted pursuant to the terms of the Incentive Compensation Plan which was approved by Company stockholders in 2008.

•

Securities Trading Guidelines: A policy is in place preventing buying or selling of securities of the Company or engaging in any other action to take advantage of, or pass on to others, any material, non-public information.

•	Risk Mitigation: Compensation programs are reviewed by the Compensation Consultant on an annual basis to ensure plans do not create incentives that would put the Company at excessive risk.

•	Balanced Compensation Programs: Compensation programs are balanced to create a focus on short and long term awards through a mix of fixed and variable pay.

•	Annual Incentives are Capped: The overall bonus is limited to 1.5 times the target amount, even in the event that performance would exceed the ranges established at the beginning of the year.

Say on Pay Vote

The Company has adopted an annual advisory say on pay vote, consistent with the preference of the Company’s stockholders. In 2011 and 2012, the Company received majority support in favor of the plans at levels of 92% and 75%, respectively. The Company’s 2012 executive compensation approach was in line with the 2011 approach approved by stockholders.

Pay for Performance

Tellabs’ executive compensation philosophy is pay for performance, and therefore is tied to the achievement of Company goals. As discussed throughout this proxy, total pay is less than market competitive when company results are below plan; pay is considered competitive at target performance and exceeds market competitiveness when performance is greater than plan.

2.	Summary — Elements of the Executive Compensation Program and Governance Practices

Executive Compensation Program

The compensation program is intended to support the Company’s long-term strategic plans to enhance overall performance of the Company and increase stockholder value. A cost-effective, performance-based compensation program is used that takes into account both individual and Company performance.

NEO compensation is based on three levels of performance:

•	Financial performance of the Company;

•	Achievement of strategic corporate objectives; and

•	Individual performance.

To this end, NEOs receive base salaries and are eligible to earn an annual cash bonus and long term equity incentives.

•	Base salaries provide a level of predictability to compensation. The Company targets NEO salaries to approximate the 50th percentile of market benchmarks.

•

Annual cash incentive awards are available to eligible employees, including the NEOs. If awarded, bonuses reflect achievement of overall Company financial and strategic goals, as well as achievement of individual goals.

•

Long-term incentives are equity-based and consist of stock options, RSUs and PSUs. These awards are made under the stockholder-approved Incentive Compensation Plan. Long-term equity incentive awards provide strong encouragement to achieve long-term stockholder value and assist in retaining NEOs.

3.	Executive Compensation Program — Objectives and Design

The Company’s executive compensation program is designed to link rewards with (i) the financial performance of the Company; (ii) the achievement of strategic corporate objectives; and (iii) individual performance. These connections align management with stockholder interests over the short- and long-term.

Specific objectives of the Company’s executive compensation program include:

•	Reinforcing the Company’s annual and long-term goals and objectives;

•	Providing the Company’s executives with opportunities to earn total and incentive compensation that is competitive with peers and targeted relative to the market; and

•	Attracting and retaining executives over time to ensure stability of the management team.

Compensation Mix

To support the objectives discussed above, the Compensation Committee established an NEO compensation program for 2012 that:

•

Delivered pay commensurate with performance by tying cash and equity incentives to achievement of specific Company and individual goals. The goals and corresponding compensation programs were structured to provide less than competitive pay for less than target performance, market competitive pay for target performance, and above market competitive pay for superior performance;

•	Allocating a significantly lower percentage of total compensation to “fixed pay” (base salary) than “variable pay” (bonuses and equity incentives);

•

Allocated a significant portion of total compensation to long-term equity incentives with multiple-year vesting requirements (in 2012 these long-term equity incentives included a combination of stock options, RSUs and PSUs); and,

•	Considered the total compensation package in comparison with those of other Company executive officers for internal consistency.

4.	Benchmarking

The Compensation Committee considers market data when making executive compensation decisions. The Compensation Committee worked with the Compensation Consultant to define the market for executive compensation benchmarking purposes. The market, as used in this section, is based on proxy-disclosed data from two custom peer groups (described below) together with information from nationally recognized published surveys for general industry and high-technology industry, adjusted for size. The Compensation Committee did not materially rely on any company-specific data in making its decisions.

For the NEOs, the data is weighted equally between the combined peer group data and the published survey data. The Compensation Committee believes the two peer groups provide a useful set of reference points given the difficulty of identifying an adequate number of peers with sufficient business similarities. While the data is ultimately combined for benchmarking purposes, it is also presented to the Compensation Committee by separate peer group to provide better insight to the market practices. The benchmarking focuses on the external market in which the Company competes for talent and enables the comparison of executive pay to similarly sized firms conducting comparable business.

Communications Equipment Peer Group

This peer group included ten publicly traded firms similar to the Company in terms of industry, revenue, size and market capitalization. The Company is in the 41st percentile rank for revenue and the 2nd percentile rank for market value. The communications equipment peer group firms are:

• ADTRAN Inc.	• JDS Uniphase Corporation
• Arris Group Inc.	• Juniper Networks, Inc.
• Brocade Communications Systems, Inc.	• Polycom, Inc.
• CIENA Corp.	• Riverbed Technology, Inc.
• F5 Networks, Inc.	• ViaSat Inc.

Cross Industry Peer Group

This peer group includes the ten communications equipment peer group firms listed above plus nine firms from related high technology industries for a total of nineteen firms. The nine cross-industry firms were similar to the Company in terms of revenue size and market capitalization. This larger peer group helps assure the Compensation Committee that the benchmarking analysis covers a sufficiently large number of companies, avoiding over-reliance on a small sample size. The annual revenue of these nineteen firms ranges from $657 million to $4.3 billion and the market capitalization of these firms ranges from $1.2 billion to $9.8 billion. The Company’s annual revenues for 2012 of approximately $1.1 billion and its $0.9 billion in market capitalization places it in the 14th percentile rank for revenue and 1st percentile rank for market value. The nine additional firms are:

• Akamai Technologies Inc.	• Molex Inc.
• Amphenol Corporation	• Novellus Systems, Inc.
• Atmel Corporation	• Teradyne, Inc.
• BMC Software Inc.	• Thomas & Betts Corporation
• Lam Research

Novellus Systems, Inc. and Thomas & Betts Corporation will be replaced in the 2013 peer group due to their acquisition.

The Compensation Committee, with the Compensation Consultant’s assistance, referenced data from these firms in order to gain a broad industry perspective on competitive executive pay norms and trends. The Compensation Committee also compared the Company’s financial performance and aggregate equity usage with this combined set of nineteen peer companies.

In reviewing the compensation proposal for the NEOs in 2013, the Compensation Committee reviewed additional market data to supplement the peer group analysis in recognition of the Company’s low percentile rank for market value compared to each of its peer groups.

5.	Elements of Compensation

There are three primary elements to the Company’s executive compensation program: base salary, annual cash incentive awards (bonuses), and long-term equity incentives. The Company also provides NEOs the benefits available to all the Company’s eligible employees and very limited additional executive benefits.

2012 Base Salary

Base salaries provide compensation for core positional responsibilities and give executive officers a level of predictability and security. The Compensation Committee has designed the Company’s compensation mix such that base salaries will represent less than one-third of an NEO’s total compensation (the sum of base salary, cash incentive awards and long term equity incentives). The annual (pro-rated for merit or promotion) base salary of the CEO accounts for approximately 23% of total compensation for Mr. Kelly and represented 19% of total compensation for Mr. Pullen, and the base salaries of the other NEOs account for approximately 31% of their respective total compensation at target levels of performance.

In general, an NEO’s base salary approximates the 50th percentile of the market. For 2012, Mr. Kelly’s and Mr. Pullen’s base salary were below the 50th percentile of market, while other NEO salaries approximated the 50th percentile. Both Mr. Kelly’s and Mr. Pullen’s base salary was lower than the 50th percentile compared to market due to the gap between their pre-promotion base salary and the 50th percentile for the CEO position.

In November 2012, Mr. Kelly received a base salary increase upon his designation as President and CEO from Acting President and CEO. No other NEOs received a base salary increase in 2012.

Cash Incentive Awards

2012 Annual Incentive Plan (AIP)

The Company’s AIP is the framework for bonus compensation under the Incentive Compensation Plan for the NEOs. Target awards plus base salary are set to result in total cash compensation that approximates the market median (i.e., the 50th percentile). The actual award paid, if any, is based on the Company’s achievement against pre-established financial performance goals (the Company Component which is 70% of award determination) and each executive’s contribution to results (the Individual Component, which is 30% of award determination). The maximum award is 150% of the target award for each NEO.

Starting in 2013, Mr. Kelly’s AIP award level will increase from 60% to 100% to reflect his promotion to CEO and to place target total cash compensation closer to the market median. For 2012, Mr. Pullen’s target AIP award was set at 100% of his base salary. The target AIP award level for each of the other NEOs for 2012 was 60% of base salary, which places their target total cash compensation at the market median.

2012 Performance Goals

The executive team recommends to the Compensation Committee the financial performance targets for the Company Component of the AIP plan based on the areas of focus in that year’s business framework. The business framework in 2012 placed emphasis on profitable revenue growth, sales contribution margin and operating income. As a result, the recommended financial metrics were total revenue, gross margin percentage and operating income. The goals were weighted as follows: 40% total revenue, 40% operating income, and 20% gross margin percentage. Gross margin percentage and operating income are measured on a non-GAAP basis. For 2012, the target levels for financial performance approved by the Compensation Committee were:

FINANCIAL METRIC	PERFORMANCE TARGET
Total Revenue (40%)	$1,200 million
Gross Margin Percentage (non-GAAP) (20%)	40.5%
Operating Income (non-GAAP) (40%)	$61.0 million

Based on the Company’s business framework for the year, the threshold numbers were determined based on an estimated 80% to 85% probability of achievement. The target numbers were based on an estimated 60% to 65% probability of achievement. Superior numbers were estimated to have a 25% to 30% probability of achievement.

For the Individual Component, individual goals are established for each NEO based on the business framework and the individual’s specific position and areas of responsibility. For 2012, goals included revenue, operating income, productivity and key sales objectives.

2012 AIP Payouts

At the end of the fiscal year, the Compensation Committee determines the Company Component percentage based on the Company’s financial performance against the pre-established performance targets. The Company’s performance against each financial metric is scored.

The Company’s financial results for 2012 of total revenue of $1,053 million, gross margin percentage of 39.7%, and operating loss of $4.1 million were all below the performance target. As a result, the Company Component score was zero.

Concurrent with the determination of the Company Component, the CEO reviews the individual contributions of each of his direct reports, including the other NEOs, against their individual goals, which determines the remaining 30% of the AIP award for NEOs. Based on this review, the CEO makes a recommendation to the Compensation Committee regarding the Individual Component and the resulting total AIP award for each of the other NEOs. In general, the Company Component is a fixed percentage for each NEO. The Individual Component is presumed to equal the Company Component for each of the NEOs (that is, the NEO’s Individual Component score is presumed to equal the score assigned to the Company Component), subject to any adjustment made by the Compensation Committee based upon the level of achievement of each NEO’s individual goals. The Compensation Committee considers the CEO’s recommendations, but ultimately exercises its discretion in making the final determination. The Compensation Committee reviews the CEO’s performance against his individual goals and makes a final AIP Award determination in an independent session.

As the Company Component score was zero, Mr. Kelly recommended a zero score for Individual Components for all NEOs, including himself. The Compensation Committee accepted Mr. Kelly’s recommendations and awarded no bonuses for 2012 to Mr. Kelly or the other NEOs.

2013 Annual Incentive Plan

The 2013 recommended target annual incentive levels for the NEOs remain consistent with 2012 as a percentage of base salary. The AIP goals for 2013 are aligned with the 2013 business framework that has been developed by the executive team and reviewed by the Compensation Committee and the Board. In 2013, unlike the 2012 AIP, 100% of the incentive opportunity will be dependent on Company financial results. The goals for 2013 will be based purely on operating income. 2013 awards funded by company performance may be modified after considering each individual’s performance towards key company objectives.

2012 Long-Term Equity Incentives

Long-term equity incentive awards for 2012 consisted of RSUs, PSUs and stock options. All equity awards are made under the Company’s Incentive Compensation Plan which was approved by stockholders in 2008. The executive compensation program, particularly the long-term equity portion, is designed to align executives’ interests with those of stockholders. Long-term equity incentive awards are intended to provide strong incentives to achieve sustained stock price appreciation. Long-term equity incentive awards assist in retaining NEOs (via multiple-year vesting periods) and, in the case of PSUs, further encourage achievement relative to pre-determined financial targets. The mix of long-term incentive vehicles may change from year to year, based on considerations of desired performance focus, retention needs and the balance of unvested equity held by the executives. The value mix of the annual equity incentives granted during 2012 was generally 25% options, 25% RSUs and 50% PSUs.

In accordance with the Incentive Compensation Plan, the exercise price for options is set at the closing price for a share of common stock on the date of the grant. Each RSU represents the right to receive one share of stock for each RSU that vests. Options and RSUs generally vest ratably over a three-year service period.

Each PSU earned also represents the right to receive one share of stock when the PSU vests. The number of PSUs earned under an award may range from zero to 2.0 times the initial PSU grant, depending upon performance. In 2012, one-half of the PSU award was subject to an operating income goal and the other half of the award was subject to the achievement of five strategic goals.

For the operating income goal, threshold performance was set at achievement of $17.6 million at which 0.25x PSUs would be earned; achievement of $61 million would yield .5x PSUs; and achievement of $100 million would earn 1.0x PSUs. Operating Income for 2012 fell below the threshold; accordingly no PSUs were earned with respect to the operating income goal.

There were five strategic goals in 2012. To earn any award based on strategic goals required achieving three of the five objectives, at which time 0.25x PSUs would be earned; achievement of 4 of the five goals would yield .5x PSUs; and achievement of 100% or all five of the goals would earn 1.0x PSUs. When the strategic goals were established, the target level performance was attainable, and completion of 100% of the objectives would require stretch performance. The Company goals based on winning new customers and achieving timely product releases in 2012, thereby attaining all the strategic goals, resulting in 1.0x PSUs being earned with respect to the strategic goals. All PSUs earned were a result of performance against strategic goals.

Subject to continued employment, one-third of the shares for the 2012 earned PSUs are issued in annual installments in February 2013, February 2014 and February 2015. This combination of performance hurdles and staggered payouts is intended to both motivate and reward recipients for financial performance and provide additional incentive for them to remain with the Company and achieve sustained performance throughout the payout periods in alignment with stockholder interests.

The Committee awarded Mr. Pullen 62% of his target total compensation in the form of long-term equity incentive awards in 2012. The Committee awarded the other NEOs, a range of 50-53% of target total compensation in the form of long-term equity incentive awards.

In addition to the annual grants, the Committee awarded Mr. Kelly a one-time recognition and retention RSU award in connection with his being named Acting President and Chief Executive Officer. Specific grants for the NEOs are included in the Grants of Plan-Based Awards Table for 2012.

2013 Long-Term Equity Incentives

For 2013, the executive team and the Committee determined that a highly focused approach to long-term incentives would best align with business objectives. The long-term component is based solely on PSUs (no stock options or RSUs). The PSUs will fund for performance related to revenue and attainment of strategic objectives (corporate goals for corporate executives and business unit-specific goals for others). Moreover, award of any PSUs at the end of the year is dependent upon breakeven or better non-GAAP operating income.

6.	Other Elements of Compensation Program

Retirement Benefits

NEOs generally participate in retirement benefits offered to all Company employees. The Company does not maintain a defined benefit pension plan. The Company provides a qualified retirement savings plan, the Company’s 401(k) Plan, with a Company match of up to 4% of a participant’s eligible compensation to all eligible participants, including the NEOs. In addition, a discretionary retirement contribution for all eligible participants, including the NEOs, may also be approved by the Compensation Committee during their annual review of the 401(k) Plan. For 2012, a discretionary contribution equal to 2% of an active participant’s eligible compensation, as defined in the Internal Revenue Code (IRC) was approved.

The Company maintains a nonqualified deferred income plan (Deferred Income Plan) for certain employees, including NEOs. This plan offers eligible participants a vehicle for additional retirement savings on a tax-deferred basis. NEOs, except for the interim CFO, may defer up to 75% of annual salary, 100% of bonus and 100% of RSUs. The interim CFO may defer up to 75% of annual salary and 100% of bonus. Employees select investments in the Deferred Income Plan from tracking funds that are a subset of the funds offered in the 401(k) Plan. Amounts deferred fully vest and are payable following termination of employment in accordance with an NEO’s election, subject to a six-month distribution delay in accordance with IRC section 409A, if applicable. The Company makes a catch-up contribution to the Deferred Income Plan for those NEOs who elect to participate in the Deferred Income plan during the plan year, contribute to the 401(k) Plan, and whose total compensation exceeds the IRS 401(k) compensation limit for the plan year. This contribution is calculated on the salary amount over $250,000, which was the limit for 2012.

The Company believes that these retirement plans assist the Company in attracting and retaining qualified executives.

Perquisites

The Company generally provides only limited perquisites consisting primarily of premium payments on executive variable life insurance policies and the costs of a semi-annual physical examination. The Compensation Committee does not believe other perquisites are a necessary or important piece of the compensation program.

Other Benefits

All eligible employees, including NEOs, may participate in general benefit programs, including health insurance (medical, dental, vision), long-term disability, accidental death and dismemberment insurance and Company-provided term life insurance.

Employment Contracts, Termination of Employment Arrangements, and Change in Control Arrangements

In 2005, the Company implemented an Executive Continuity and Protection Program to assist the Company in attracting and retaining well-qualified individuals to serve as executives and key personnel of the Company and to obtain from them certain restrictive covenants. The NEOs are currently subject to the terms and conditions of the Executive Continuity and Protection Program. None of the NEOs otherwise has an employment agreement with the Company.

The Executive Continuity and Protection Program provides for tax gross-up benefits with certain triggering events for participants covered under the Plan prior to 2011. These gross-ups were discontinued in 2011 for any new executives. For a detailed discussion relating to the Executive Continuity and Protection Program, please see the section below entitled Potential Payments upon Termination or Change in Control.

The Company maintains a general severance plan in which each of the NEOs participates. The general severance plan provides severance benefits in the event a participant’s employment is terminated due to position elimination. As a result of organizational changes in July 2012, upon his retirement, Mr. Saksena’s received severance benefits in connection with his resulting departure. Please see the Summary Compensation Table for information regarding these benefits.

As a result of Mr. Pullen’s death, his beneficiaries received life insurance and retirement benefits under the Company’s programs and 359,066 RSUs/PSUs vested in accordance with the terms of the awards. In addition, in recognition of Mr. Pullen’s service to the Company, the Compensation Committee determined that, in lieu of the forfeiture of the 2012 PSU award that occurred upon Mr. Pullen’s death, Mr. Pullen’s beneficiaries would receive a pro rata portion of any 2012 PSU awards that would have been earned based on the Company’s performance against the goals set for the 2012 PSUs. As noted above, the target number of 2012 PSUs was earned as a result of the Company’s performance against the strategic goals. As a result, 121,133.5 representing a prorated amount of Mr. Pullen’s target number of 2012 PSUs, were earned. A cash payment equivalent to the value of the PSUs on vest date was paid to Mr. Pullen’s beneficiaries in February 2013. Please see the Option Exercises and Stock Vested Table for 2012 and the Nonqualified Deferred Compensation Table for 2012 for information relating to these benefits.

7.	Executive Stock Ownership Guidelines

The Company has stock ownership guidelines that apply to the executive officers, including the NEOs. These guidelines are in place to align the financial interests of the executives with those of the Company and its stockholders.

In July 2005, the Compensation Committee adopted revised stock ownership guidelines requiring the CEO to own the lesser of 200,000 shares or four times his or her base salary. All other executive officers, including the NEOs are required to own the lesser of 50,000 shares or three times the respective officer’s individual base salary. Each of the NEOs is required to attain this ownership level by the later of July 2010 or the fifth anniversary of the date he or she is appointed as an executive officer.

If an executive fails to comply with the guidelines, the Compensation Committee reserves the right to (i) limit future equity awards, (ii) require retention of portions of future equity exercises or shares that have vested or (iii) pay future bonus amounts in stock.

Stock directly owned, time-vested RSUs, options exercised and held, vested shares held in the 401(k) Plan and Deferred Income Plan, and stock acquired under the Company’s employee stock purchase plan prior to its suspension are counted toward fulfilling the ownership guidelines. Outstanding Stock options (vested and unvested) as well as unearned PSUs do not count toward the ownership guidelines.

The Compensation Committee reviews compliance annually and as of fiscal year-end 2012, each of the NEOs has met or is on target to meet the ownership guidelines within the applicable five-year compliance window.

8.	Other Compensation Policies

Policy Regarding Accounting Treatment and Tax Deductibility

The Compensation Committee has generally structured the Company’s short-term and long-term incentive programs to provide for the deductibility of most of the incentive compensation paid to the covered employees. In furtherance of this objective, the Company is asking stockholders to approve at this meeting a renewal of the performance factors set forth in the Incentive Compensation Plan as required by IRC Section 162(m). Please see the section titled Proposal 4- Reapproval of Performance Criteria Under the Tellabs, Inc. Amended and Restated 2004 Incentive Compensation Plan. However, the Compensation Committee reserves the right to provide for compensation to covered employees that may not be deductible under IRC Section 162(m).

The Compensation Committee will continue to evaluate the impact of IRC Section 162(m) and take such actions as it deems appropriate, including the payment of compensation under circumstances where the deductibility of such compensation may be limited.

The Company has structured the executive compensation programs and policies with the intention that they comply with Section 409A of the Code, which imposes additional taxes on executive officers for certain types of deferred compensation that are not in compliance with Section 409A.

Accounting considerations also play a role in the design of the executive compensation programs and policies. FASB ASC Topic 718 requires the Company to expense the cost of stock-based compensation awards. The Company considers the relative impact in terms of accounting cost in addition to other factors such as stockholder dilution, retentive impact and motivational impact when selecting long-term equity incentive instruments.

Recoupment

While the Company does not currently maintain a recoupment, or claw-back policy beyond the requirements of Section 304 of Sarbanes-Oxley, the Company plans to implement a claw-back policy as required to fully comply with the requirements of the Dodd-Frank Act once adopted by the SEC and NASDAQ.

Compensation Consultant

The Compensation Committee has used an independent Compensation Consultant to assist the Compensation Committee in developing and implementing the Company’s executive compensation program. The Compensation Committee is responsible for selecting the consultant, negotiating the fees that are paid to the consultant and determining the scope of the engagement. The Compensation

Committee retained the Compensation Consultant to advise it and the rest of the Board, as applicable, on matters related to the 2012 compensation of the Company’s executive officers. The Compensation Consultant only provides the Committee with advice on executive and director compensation and the Committee has determined that the Compensation Consultant’s work for the committee does not present any conflicts of interest.

As part of its overall compensation assessment, the Compensation Consultant uses its proprietary compensation surveys and also examines the compensation practices of a peer group of publicly owned companies which may compete with the Company for executive and other managerial talent or share important characteristics (e.g., technology companies with similar talent needs and reasonably comparable revenue and/or market capitalization). A more detailed discussion of the Compensation Committee’s use of the Compensation Consultant is contained in the section above entitled Committees of the Board—Compensation Committee.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that this Compensation Discussion and Analysis be included in the Proxy Statement.

April 3, 2013

Jan H. Suwinski (Chair)

Bo Hedfors

Michael E. Lavin

Stephanie Pace Marshall, Ph.D.

Vincent H. Tobkin

2012 Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each NEO for the last three fiscal years. The Compensation Committee considers a number of factors, including equity and non-equity based compensation, to assess, determine and set total compensation for each of the NEOs. All equity awards were made under the Company’s stockholder approved plans.

The Company uses a number of factors and benchmarks to determine each element of compensation. These elements are then considered in the aggregate in an effort to balance market factors, individual performance, and Company needs and performance. The Company targets a specific ratio of fixed compensation and variable pay when evaluating and awarding total compensation. For additional information see the section above entitled Compensation Discussion and Analysis.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Daniel P. Kelly(3)	2012	$426,039	$100,000	$979,788	$154,448	–	–	$33,999	$1,694,274
President & CEO	2011	$383,846	–	$422,321	$214,232	–	–	$49,048	$1,069,447
	2010	$400,000	$241,096	$513,341	$199,419	–	–	$45,449	$1,399,305

Andrew B. Szafran(4)	2012	$259,712	–	$372,199	$115,590	–	–	$16,827	$764,328
EVP & CFO	2011	–	–	–	–	–	–	–	–
	2010	–	–	–	–	–	–	–	–

Roger J. Heinz(5)	2012	$348,304	–	$459,931	$155,104	–	–	$27,298	$990,638
EVP Global Sales & Service	2011	$326,269	–	$450,707	$187,478	–	–	$40,381	$1,004,836
	2010	$340,000	$244,188	$449,194	$174,574	–	–	$38,606	$1,246,563

James M. Sheehan(6)	2012	$325,180	–	$441,210	$141,804	–	–	$25,936	$934,130
EVP, CAO & General Counsel	2011	–	–	–	–	–	–	–	–
	2010	–	–	–	–	–	–	–	–

John M. Brots(7)	2012	$310,787	–	$398,310	$120,354	–	–	$23,475	$852,926
EVP Global Operations	2011	–	–	–	–	–	–	–	–
	2010	–	–	–	–	–	–	–	–

Robert W. Pullen(8)	2012	$361,962	–	$1,500,001	$499,999	–	–	$34,857	$2,396,819
Former President & CEO	2011	$575,769	–	$1,779,728	$793,586	–	–	$74,926	$3,224,008
	2010	$600,000	$718,200	$1,376,776	$525,213	–	–	$68,843	$3,289,033

Thomas P. Minichiello(9)	2012	$249,899	$20,000	$104,231	$19,213	–	–	$19,663	$413,007
Interim CFO	2011	–	–	–	–	–	–	–	–
	2010	–	–	–	–	–	–	–	–

Vikram R. Saksena(10)	2012	$199,802	–	$396,889	$155,104	–	–	$121,453	$873,249
Former EVP & CTO	2011	$326,269	–	$450,707	$187,478	–	–	$42,773	$1,007,227
	2010	$340,000	$238,432	$449,194	$174,574	–	–	$40,844	$1,243,044

(1)	Represents fair value of the award on the grant date, computed in accordance with ASC 718. The fair value for PSU awards was calculated using the assumption that the target number for the goal was met resulting in a payout 1.0x share for the awards. As noted in the Compensation Discussion and Analysis section, the target was achieved at 100% and 1.0x shares will be paid out. A discussion of the assumptions used in calculation of these values may be found in Note 8 to the 2012 audited financial statements on pages 67 through 70 of the Company’s 2012 Annual Report on Form 10-K which accompanies this Proxy Statement.

(2)	Represents fair value of the award on the grant date, computed in accordance with ASC 718. A discussion of the assumptions used in calculation of these values may be found in Note 8 to the 2012 audited financial statements on pages 67 through 70 of the Company’s 2012 Annual Report on Form 10-K which accompanies this Proxy Statement.

(3)	For Mr. Kelly:
Mr. Kelly was appointed acting President and CEO on June 27, 2012 and named President and CEO on November 29, 2012. He previously served as EVP, Global Products.
(a) the All Other Compensation column for 2012 includes (i) $9,998 representing Company contributions to his Deferred Income Plan account; (ii) $10,000 representing Company matching contributions and $5,000 representing Company profit sharing contributions to his 401(k) account; and (iii) $9,001 for premiums paid for life and disability insurance;

(b) the All Other Compensation column for 2011 includes (i) $21,689 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $9,001 for premiums paid for life and disability insurance; and (iv) $3,658 paid as reimbursement for taxes paid on certain life insurance benefits;
(c) the All Other Compensation column for 2010 includes (i) $18,420 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $9,001 for premiums paid for life and disability insurance; and (iv) $3,328 paid as reimbursement for taxes paid on certain life insurance benefits.

(4)	For Mr. Szafran:
Mr. Szafran joined the Company as CFO on April 16, 2012.
(a) the All Other Compensation column for 2012 includes (i) $7,193 representing Company matching contributions and $5,000 representing Company profit sharing contributions to his 401(k) Plan account; and (ii) $4,634 for premiums paid for life and disability insurance.

(5)	For Mr. Heinz:
(a) the All Other Compensation column for 2012 includes (i) $5,013 representing Company contributions to his Deferred Income Plan account; (ii) $10,000 representing Company matching contributions and $5,000 representing Company profit sharing contributions to his 401(k) Plan account; and (iii) $7,285 for premiums paid for life and disability insurance;
(b) the All Other Compensation column for 2011 includes (i) $15,455 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $7,285 for premiums paid for life and disability insurance; and (iv) $2,941 paid as reimbursement for taxes paid on certain life insurance benefits;
(c) the All Other Compensation Colum for 2010 includes (i) $13,945 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $7,285 for premiums paid for life and disability insurance; and (iv) $2,676 paid as reimbursement for taxes paid on certain life insurance benefits.

(6)	For Mr. Sheehan:
(a) the All Other Compensation column for 2012 includes (i) $4,460 representing Company contributions to his Deferred Income Plan account; (ii) $10,000 representing Company matching contributions and $5,000 representing Company profit sharing contributions to his 401(k) Plan account; and (iii) $6,476 for premiums paid for life and disability insurance. Mr. Sheehan was not an NEO in 2011 or 2010.

(7)	For Mr. Brots:
(a) the All Other Compensation column for 2012 includes (i) $1,736 representing Company contributions to his Deferred Income Plan account; (ii) $10,000 representing Company matching contributions and $5,000 representing Company profit sharing contributions to his 401(k) Plan account; and (iii) $6,739 for premiums paid for life and disability insurance. Mr. Brots was not an NEO in 2011 or 2010.

(8)	For Mr. Pullen:
Mr. Pullen served as the Company’s President and CEO until his death on July 2, 2012.
(a) the All Other Compensation column for 2012 includes (i) $8,123 representing Company contributions to his Deferred Income Plan account; (ii) $10,000 representing Company matching contributions and $5,000 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $6,543 for premiums paid for life and disability insurance; and (iv) $5,191 paid for COBRA premiums;
(b) the All Other Compensation column for 2011 includes (i) $42,941 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $12,151 for premiums paid for life and disability insurance; and (iv) $5,134 paid as reimbursement for taxes paid on certain life insurance benefits;
(c) the All Other Compensation column for 2010 includes (i) $37,321 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $12,151 for premiums paid for life and disability insurance; and (iv) $4,671 paid as reimbursement for taxes paid on certain life insurance benefits.

(9)	For Mr. Minichiello:
Mr. Minichiello served as interim CFO from the beginning of 2012 until Mr. Szafran’s appointment as CFO.
(a) the All Other Compensation column for 2012 includes (i) $8,598 representing Company matching contributions and $4,995 representing Company profit sharing contributions to his 401(k) Plan account; (ii) $6,070 for premiums paid for life and disability insurance. Mr. Minichiello was not an NEO in 2011 or 2010.

(10)	For Dr. Saksena:
The Company announced Dr. Saksena’s retirement on July 26, 2012.
(a) the All Other Compensation column for 2012 includes (i) $8,347 representing Company matching contributions to his 401(k) Plan account; (ii) $521 for premiums paid for life and disability insurance; and (iii) $6,400 paid for COBRA premiums; and (iv) $106,185 paid as severance;
(b) the All Other Compensation column for 2011 includes (i) $13,418 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $10,321 for premiums paid for life and disability insurance; and (iv) $4,334 paid as reimbursement for taxes paid on certain life insurance benefits;
(c) the All Other Compensation column for 2010 includes (i) $11,428 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $10,321 for premiums paid for life and disability insurance; and (iv) $4,395 paid as reimbursement for taxes paid on certain life insurance benefits.

Grants of Plan-Based Awards Table for 2012

The following table reflects the plan-based awards granted to each NEO for the fiscal year ended December 28, 2012. All awards identified in the following table were awarded under the Company’s Incentive Compensation Plan. All equity awards granted in 2012 were a part of the Company’s overall compensation program and no separate consideration was paid by any NEO for such equity awards (see the section above entitled Compensation Discussion and Analysis).

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value(2)
Name	Grant Date	Threshold (#)	Target (#)	Superior (#)

Daniel P. Kelly	2/24/2012	38,709	77,418	154,836				$308,898
	2/24/2012				42,955			$171,390
	2/24/2012					118,170	$3.99	$154,448
	8/3/2012				150,000			$499,500

Andrew B. Szafran	5/7/2012	30,571	61,141	122,282				$224,999
	5/7/2012				40,000			$147,200
	5/7/2012					100,000	$3.68	$115,590

Roger J. Heinz	2/24/2012	38,874	77,747	155,494				$310,211
	2/24/2012				37,524			$149,721
	2/24/2012					118,672	$3.99	$155,104

James M. Sheehan	2/24/2012	35,540	71,080	142,160				$283,609
	2/24/2012				39,499			$157,601
	2/24/2012					108,496	$3.99	$141,804

John M. Brots	2/24/2012	30,164	60,328	120,656				$240,709
	2/24/2012				39,499			$157,601
	2/24/2012					92,084	$3.99	$120,354

Robert W. Pullen	2/24/2012	125,314	250,627	501,254				$1,000,002
	2/24/2012				125,313			$499,999
	2/24/2012					382,555	$3.99	$499,999

Thomas P. Minichiello	2/24/2012	5,650	11,300	22,600				$45,087
	2/24/2012				5,600			$22,344
	2/24/2012					14,700	$3.99	$19,213
	5/7/2012				10,000			$36,800

Vikram R. Saksena	2/24/2012	38,874	77,747	155,494				$310,211
	2/24/2012				21,724			$86,679
	2/24/2012					118,672	$3.99	$155,104

(1)	The amounts shown in the Threshold column of the Estimated Future Payouts Under Equity Incentive Plan Awards reflect the PSU minimum performance goal and the award would be 0.5x shares if this goal is met. If the PSU minimum performance goal is not met, there will not be a payout. The amounts shown in the Target Column represent the Target performance goal and the award would be 1.0x shares if this goal is met. The amounts shown in the Superior column reflect the stretch performance goal and the award would be 2.0x shares if this goal is met. A more detailed discussion of the PSUs is contained in the section above entitled Compensation Discussion and Analysis.

(2)	Represents fair value of the award on the grant date, computed in accordance with ASC 718. A discussion of the assumptions used in calculating these values may be found in Note 8 to the 2012 audited financial statements on pages 67 through 70 of the Company’s 2012 Annual Report on Form 10-K which accompanies this Proxy Statement.

Outstanding Equity Awards at Fiscal Year-End Table for 2012

The table below reflects all outstanding equity awards for each NEO for the fiscal year ended December 28, 2012. All equity awards were made under the Company’s stockholder approved plans.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Daniel P. Kelly	20,000			$6.58	7/1/2013
	30,400			$9.31	10/4/2014
	95,000			$8.67	7/5/2015
	20,000			$12.98	7/5/2016
	40,000			$5.40	5/5/2018
	46,000			$5.31	5/5/2019
	40,133	20,067	(2)	$8.83	5/5/2020
	33,834	67,669	(3)	$5.41	2/24/2021
	0	118,170	(4)	$3.99	2/24/2022
						12,034	(5)	$28,160
						26,667	(6)	$62,401
						42,955	(7)	$100,515
						150,000	(8)	$351,000
						11,293	(9)	$26,426
						12,688	(10)	$29,690
						77,418	(11)	$181,158
Andrew B. Szafran	0	100,000	(12)	$3.68	5/7/2022
						40,000	(13)	$93,600
						61,141	(11)	$143,070
Roger J. Heinz	25,000			$3.83	9/29/2018
	40,250			$5.31	5/5/2019
	35,133	17,567	(2)	$8.83	5/5/2020
	29,609	59,218	(3)	$5.41	2/24/2021
	0	118,672	(4)	$3.99	2/24/2022
						10,534	(5)	$24,650
						33,334	(6)	$78,002
						37,524	(7)	$87,806
						9,875	(9)	$23,108
						11,104	(10)	$25,983
						77,747	(11)	$181,928
James M. Sheehan	80,000			$6.50	7/28/2013
	35,000			$9.31	10/4/2014
	100,000			$8.67	7/5/2015
	20,000			$12.98	7/5/2016
	35,000			$5.40	5/5/2018
	40,250			$5.31	5/5/2019
	35,133	17,567	(2)	$8.83	5/5/2020
	29,609	59,218	(3)	$5.41	2/24/2021
	0	108,496	(4)	$3.99	2/24/2022
						10,534	(5)	$24,650
						26,667	(6)	$62,401
						39,499	(7)	$92,428
						9,875	(9)	$23,108
						11,104	(10)	$25,983
						71,080	(11)	$166,327

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)		Number of Securities Underlying Unexercised Options (# Unexercisable)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
John M. Brots	15,000				$9.31	10/4/2014
	1,500				$7.63	1/20/2015
	100,000				$8.67	7/5/2015
	20,000				$12.98	7/5/2016
	30,000				$5.40	5/5/2018
	34,500				$5.31	5/5/2019
	23,933		11,967	(2)	$8.83	5/5/2020
	20,218		40,437	(3)	$5.41	2/24/2021
	0		92,084	(4)	$3.99	2/24/2022
							7,200	(5)	$16,848
							30,000	(6)	$70,200
							39,499	(7)	$92,428
							6,750	(9)	$15,795
							7,582	(10)	$17,742
							60,328	(11)	$141,168
Robert W. Pullen(14)	–		–		–	–	–		–
Thomas P. Minichiello	25,000				$6.58	7/1/2013
	1,000				$7.09	9/29/2013
	12,000				$9.31	10/4/2014
	17,000				$8.67	7/5/2015
	11,000				$12.98	7/5/2016
	10,000				$10.48	8/6/2017
	10,000				$10.75	9/4/2017
	12,000				$5.40	5/5/2018
	15,350				$5.31	5/5/2019
	9,650		4,825	(2)	$8.83	5/5/2020
	2,166		4,334	(3)	$5.41	2/24/2021
	0		14,700	(4)	$3.99	2/24/2022
							2,084	(5)	$4,877
							4,334	(6)	$10,142
							5,600	(7)	$13,104
							10,000	(15)	$23,400
							3,835	(9)	$8,974
							2,167	(10)	$5,071
							11,300	(11)	$26,442
Vikram R. Saksena	175,000	(16)	0		$4.20	7/27/2015
	35,133	(16)	0		$8.83	7/27/2015
	29,609	(16)	0		$5.41	7/27/2015

(1)	Value of shares represented by the outstanding stock awards based on $2.34, the closing price of the Company’s common stock on December 28, 2012, the last trading day of the fiscal year.

(2)	These options vest and become exercisable on May 5, 2013.

(3)	These options vest and become exercisable in equal annual installments through February 24, 2014.

(4)	These options vest and become exercisable in equal annual installments through February 24, 2015.

(5)	These awards vest on May 5, 2013.

(6)	These awards vest in equal annual installments through February 24, 2014.

(7)	These awards vest in equal annual installments through February 24, 2015.

(8)	Mr. Kelly received a grant of RSUs on August 3, 2012 in recognition of his increased responsibilities in his role as Acting President and CEO. This RSU award vests in equal annual installments through August 3, 2015, subject to continued employment through such date.

(9)	These PSU awards vest on March 8, 2013, subject to continued employment through such date.

(10)	These PSU awards vest in equal annual installments through February 24, 2014, subject to continued employment through such date.

(11)	These PSU awards vest in equal annual installments through February 24, 2015, subject to continued employment through such date as well as certain company performance goals, and as described in the section above entitled Compensation Discussion and Analysis. The number of PSU shares was calculated based on the number of shares earned as a result of 2012 performance. As noted in the Compensation Discussion and Analysis section, the target was achieved at 100% and 1.0x shares were earned.

(12)	These options vest and become exercisable in equal annual installments through May 7, 2015.

(13)	These awards vest in equal annual installments through May 7, 2015.

(14)	Mr. Pullen’s equity was transferred to his beneficiaries upon his death.

(15)	Mr. Minichiello received a grant of RSUs in recognition of his increased responsibilities in his role as interim CFO. This RSU award vests in equal annual installments through May 7, 2015, subject to continued employment through such date.

(16)	These options are exercisable through July 27, 2015 due to Mr. Saksena’s retirement per the terms of the Amended and Restated Tellabs, Inc. Incentive Compensation Plan.

Option Exercises and Stock Vested Table for 2012

The following table reflects option exercises and stock vested for each NEO during the fiscal year ended December 28, 2012. All equity awards were made under the Company’s stockholder approved plans.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel P. Kelly	–	–	90,300	$349,877
Andrew B. Szafran	–	–	–	–
Roger J. Heinz	–	–	78,180	$304,220
James M. Sheehan	–	–	80,680	$312,795
John M. Brots	–	–	62,466	$243,354
Robert W. Pullen(1)	–	–	252,045	$980,156
Thomas P. Minichiello	–	–	17,675	$68,643
Vikram R. Saksena	–	–	117,925	$461,333

(1)	For Mr. Pullen, 74,109 of the 252,045 shares acquired on vesting were deferred into the Deferred Income Plan, with a value realized of $285,427. As a result of Mr. Pullen’s death, his beneficiaries received 359,066 RSUs/PSUs, which vested in accordance with the terms of the awards.

Nonqualified Deferred Compensation Table for 2012

The following table reflects information related to each NEO’s deferral of compensation during the fiscal year ended December 28, 2012, under the Deferred Income Plan. A more detailed discussion related to the Deferred Income Plan is contained in the section above entitled Compensation Discussion and Analysis.

Name	Executive Contributions in Last FY	Company Contributions in Last FY(1)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance 12/28/12
Daniel P. Kelly(2)	$7,398	$21,689	$142,875	–	$1,237,743
Andrew B.Szafran	–	–	–	–	–
Roger J. Heinz(3)	$13,898	$15,455	$33,863	–	$293,001
James M. Sheehan(4)	$3,630	$15,701	$59,426	–	$568,167
John M. Brots(5)	$30,993	$10,210	$62,280	–	$949,507
Robert W. Pullen(6)	$417,168	$42,941	($28,768)	($1,727,514)	$1,829,664
Thomas P. Minichiello	–	–	–	–	–
Vikram R. Saksena(7)	$36,826	$13,418	$41,033	–	$368,593

(1)	The amounts in this column, although contributed in 2012, represent 2011 contributions by the Company-sponsored deferred compensation plan account and are reported as 2011 compensation in the Summary Compensation Table.

(2)	For Mr. Kelly, the amount identified in the Executive Contributions column represents deferred compensation.

(3)	For Mr. Heinz, the amount identified in the Executive Contributions column represents deferred compensation.

(4)	For Mr. Sheehan, the amount identified in the Executive Contributions column represents deferred compensation.

(5)	For Mr. Brots, the amount identified in the Executive Contributions column represents deferred compensation.

(6)	For Mr. Pullen, the amount identified in the Executive Contributions column represents deferred compensation and equity. The entire amount of Mr. Pullen’s Deferred Income Plan was paid out to his beneficiary in two installments on July 31, 2012, and December 31, 2012.

(7)	For Dr. Saksena, the amount identified in the Executive Contributions column represents deferred compensation.

Potential Payments Upon Termination or Change in Control

The narrative and table below provide information regarding the incremental amount of compensation, if any, that would be paid to each of the NEOs in the event of (a) termination without cause or constructive termination, (b) voluntary termination or discharge for cause, (c) death or disability, (d) retirement, (e) a change in control (without termination) and (f) termination following a change in control. Unless otherwise noted, the amounts shown in this section assume that such termination or change in control was effective as of December 28, 2012. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company and may vary depending on the facts and circumstances surrounding such termination.

Overview

The Company maintains an Executive Continuity and Protection Program that requires the Company to provide incremental compensation to covered executives in the event of certain terminations of employment or a change in control as discussed in this section and shown in the table. All the NEOs except for Mr. Minichiello are participants in the Executive Continuity and Protection Program.

Information with respect to the equity awards noted in this discussion can be found in the section above entitled Outstanding Equity Awards at Fiscal Year-End Table for 2012.

Termination Without Cause or Constructive Termination

Severance. None of the NEOs are covered by any written employment agreement that would contractually entitle them to severance benefits, other than the benefits contained in the Company’s general severance plan broadly applicable to eligible employees, in the event that one of them was terminated without cause or constructively terminated on December 28, 2012. The general severance plan takes into account an employee’s years of service and salary as factors in determining the benefits. As a result, NEOs who have more years of service combined with higher salaries have a higher amount shown below in the cash compensation column.

Outstanding Equity Awards. There are no acceleration provisions for termination without cause in the awards of PSU, stock options or RSUs.

Voluntary Termination or Discharge for Cause

Severance and Equity Awards. The Company is not obligated to pay any amounts over and above vested benefits and vested awards if an executive officer’s employment terminates because of a voluntary termination or discharge for cause. In general, a discharge will be for cause if the executive has intentionally failed to perform his duties, engaged in illegal or gross misconduct that harms the Company, or has been convicted of a felony involving moral wrongdoing. Further, violation of the Company’s Integrity Policy may be grounds for a discharge for cause.

Death or Disability

Benefits. The Company provides employees, including NEOs, with group life, accidental death and dismemberment (AD&D) and disability insurance coverage. The standard group life and AD&D insurance benefit is equal to 150% of the executive’s annual base salary up to a maximum coverage of $600,000. The standard disability benefit is equal to 50% of the executive’s base salary up to a maximum monthly benefit of $10,000. There is no additional executive disability benefit. The Company also provides each NEO an executive life policy with a death benefit of 250% of the executive’s base annual salary as well as an executive AD&D policy with a benefit of $450,000. These benefits would be paid to the NEO or his beneficiary, in addition to the vested benefits, in the event of the NEO’s death or disability subject to the policy terms. The benefits payable under these policies (and the amounts disclosed in the table below) are provided by the Company to its NEOs and do not include any supplemental amounts that an executive may elect to individually obtain through the Company at his or her expense.

PSU Awards. There are no acceleration provisions for death or disability in the PSU awards.

RSU and Option Awards. In the case of a termination due to a disability, all options vested as of the date of the disability may be exercised, subject to the expiration date of such options, for up to three years (depending on the plan and award agreement governing that option) after such termination. In the case of a termination due to death, unvested options and RSU awards fully vest and all outstanding option awards may be exercised, subject to the expiration date of such awards, for up to one year after such termination. RSU awards and option awards do not contain accelerated vesting in the event an NEO becomes disabled.

Retirement

Severance. The Company is not obligated to pay any amounts over and above vested benefits if an NEO’s employment terminates because of retirement.

Equity Awards. In the event of a termination due to retirement on or after attaining the age of 55 years, all or a portion of each option award held, to the extent not then exercisable, shall become exercisable in accordance with the schedule below based on one point for the NEO’s attained age and one point for each year of continuous service with the Company as of the date of retirement (including continuous service with an entity prior to the date such entity was acquired by the Company or an affiliate of the Company, but excluding any service prior to January 1, 1975), and all option awards held by the NEO to the extent then exercisable may be exercised at any time prior to the expiration date of the option award or within three years after the date of the NEO’s retirement, whichever period is shorter.

•	At least 70 but less than 80 points, 50% of each unvested option award shall vest.
•	At least 80 but less than 90 points, 75% of each unvested option award shall vest.
•	At least 90 points, 100% of each unvested option award shall vest.

There is no similar right in the case of RSU or PSU awards. As of December 28, 2012, none of the NEOs was eligible for any accelerated vesting for options under the point system described above.

Change in Control (Without Termination)

Equity Awards. In the event that there is a change in control of the Company, the Company’s Incentive Compensation Plan and each individual award agreement provide that all stock option and RSU awards will become immediately vested and exercisable (as applicable) until they terminate pursuant to the terms of the award agreement or Incentive Compensation Plan terms. Under the PSU awards made in February of 2012, in the event a change in control occurred prior to certification by the Compensation Committee of the number of shares earned based on certified 2012 Operating Earnings, an NEO would be awarded vested shares of Tellabs stock with respect to the outstanding PSUs at a payout rate of 1.0 shares for each PSU or, if greater, the payout rate determined by the Compensation Committee based on the Committee’s assessment of the Company’s financial performance as of the change of control taking into account the Performance Target as of such change of control, but in no event greater than the maximum payout rate, and such earned shares shall be fully vested as of the date of the change of control. As noted in the Compensation Discussion and Analysis section, 2012 performance met the target and 1.0 shares for each PSU were earned and will be paid out, subject to continued employment.

A change in control generally is any of the following events: (a) 20% or more of the Company’s securities are acquired by a single person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended); (b) during any two consecutive year period, the directors of the Company’s Board cease to constitute at least a majority of the Company’s Board; (c) the Company is acquired by or sells its assets to a third party, unless (i) the stockholders before such transaction continue to own more that 50% of the Company after such transaction, (ii) no single person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) owns 20% or more of the Company’s securities and (iii) a majority of the directors before such transaction continue to serve on the Company’s Board after such transaction; or (d) the stockholders of the Company approve a complete liquidation or dissolution of the Company.

Termination Following a Change in Control

Severance. Under the Company’s Executive Continuity and Protection Program, a participant will become entitled to severance benefits in the event of a qualifying termination of employment, which occurs within 24 months after a change in control of the Company (as described above). In such cases, an NEO would receive severance benefits equal to two times that participant’s base salary and bonus target, a pro-rated bonus based on the number of months the participant had served in the year of termination, and approximately 20% of such participant’s base salary in lieu of benefits. In addition, the Company would be obligated to pay the amount of any excise taxes, together with the additional income tax related to such excess amounts, imposed on the payments and benefits provided under this program (except for Mr. Szafran); provided that the severance benefits are subject to reduction of up to 10% if such reduction avoids imposition of the excise tax. In exchange for the right to be covered by the Executive Continuity and Protection Program, the participant is required to (a) maintain the confidential information of the Company, (b) assign all intellectual property rights to the Company (to the extent not previously assigned), (c) for a 24-month restriction period, not compete with the Company (as an employee, stockholder [with limited exceptions], director, consultant and the like), not solicit for employment or employ any person who was employed by the Company within the six-month period preceding the date of such hiring, not induce any third party to terminate or not renew any relationship with the Company and (d) to execute a full release of all claims that the participant may have against the Company.

The following table quantifies the amounts that each of the NEOs (other than Messrs. Pullen and Saksena who were not employed by the Company on the last day of the fiscal year) would be entitled to receive following certain types of terminations or change in control. Each column in the following table is described in the above discussion. The amounts shown in the following table are approximate and reflect certain assumptions that the Company has made in accordance with the SEC’s rules. These assumptions are that the termination of employment or change in control occurred on December 28, 2012, (the last day of the Company’s 2012 fiscal year), and that the value of a share of the Company’s stock on that day was $2.34, the closing price on December 28, 2012, the last trading day of the fiscal year. The amounts shown for Messrs. Pullen and Saksena reflect the amounts paid in connection with their departures from the Company. In addition, in keeping with the SEC’s rules, the following discussion and amounts do not include payments and benefits that are not enhanced by the termination of employment or change in control. These payments and benefits include: benefits accrued under the Company’s qualified profit sharing and savings plan in which all employees participate; accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company’s salaried employees generally; amounts accumulated under the Deferred Income Plan; and options that have vested and become exercisable prior to the employment termination of employment in the circumstances indicated or change in control.

The following amounts for stock options do not include the exercise amounts that the NEO would be required to pay in order to exercise such option(s), only the enhanced benefit or value exceeding such aggregate exercise price. Thus, option awards with exercise prices of $2.34 or more per share are not included as such options would have had no enhanced value on December 28, 2012. The following table does not include columns for voluntary termination or retirement since the Company is not obligated to pay any amounts over and above vested benefits in either termination scenario. The table below illustrates what would have been paid on December 28, 2012, in the event of termination of employment in the circumstances indicated or change in control.

Table Quantifying Potential Termination Payments

Name	Benefit	Termination w/o Cause or for Good Reason	Death	Disability	Change in Control without Termination	Termination w/o Cause or for Good Reason Following Change in Control (ECP)(1)
Daniel P. Kelly
CEO & President	Cash Payments	$1,023,846	$100,000	$220,000		$2,720,000
	Stock Option Vesting Acceleration		$0		$0	$0
	PSU Vesting Acceleration		$56,116		$237,247	$237,247
	RSU Vesting Acceleration		$773,728		$773,728	$773,728
	Excise Tax Gross Up					$992,206
	AD&D		$450,000
	Life Insurance		$1,000,000
Andrew B.Szafran
EVP & CFO	Cash Payments	$365,000		$120,000		$1,460,000
	Stock Option Vesting Acceleration		$0		$0	$0
	PSU Vesting Acceleration		$0		$143,054	$143,054
	RSU Vesting Acceleration		$133,600		$133,600	$133,600
	Excise Tax Gross Up
	AD&D		$450,000
	Life Insurance		$912,500
Roger J. Heinz
EVP Global Sales & Service	Cash Payments	$148,161		$120,000		$1,400,800
	Stock Option Vesting Acceleration		$0		$0	$0
	PSU Vesting Acceleration		$49,091		$230,996	$230,996
	RSU Vesting Acceleration		$271,845		$271,845	$271,845
	Excise Tax Gross Up
	AD&D		$450,000
	Life Insurance		$850,000
James M. Sheehan
EVP CAO & General Counsel	Cash Payments	$315,119		$120,000		$1,310,899
	Stock Option Vesting Acceleration		$0		$0	$0
	PSU Vesting Acceleration		$49,091		$215,398	$215,398
	RSU Vesting Acceleration		$256,175		$256,175	$256,175
	Excise Tax Gross Up
	AD&D		$450,000
	Life Insurance		$787,800
John M. Brots
EVP Global Operations	Cash Payments	$362,250		$120,000		$1,255,800
	Stock Option Vesting Acceleration		$0		$0	$0
	PSU Vesting Acceleration		$33,537		$174,686	$174,686
	RSU Vesting Acceleration		$267,308		$267,308	$267,308
	Excise Tax Gross Up
	AD&D		$450,000
	Life Insurance		$747,500
Thomas P. Minichiello
Interim CFO	Cash Payments	$174,276		$120,000		$174,276
	Stock Option Vesting Acceleration		$0		$0	$0
	PSU Vesting Acceleration		$14,045		$40,482	$40,482
	RSU Vesting Acceleration		$73,542		$73,542	$73,542
	Excise Tax Gross Up
	AD&D		$450,000
	Life Insurance		$611,000

(1)	The PSU Vesting and RSU Vesting Acceleration amounts shown in this column represent amounts that accelerate on the change in control are not duplicative of the amounts shown in the Change in Control without Termination column.

Security Ownership of Management

The table below sets forth information as of March 4, 2013, with respect to the beneficial ownership of the Company’s outstanding shares of Common Stock by each current director of the Company, each director nominee, each NEO and all current executive officers and directors as a group.

Name of Beneficial Owner	Beneficial Ownership (excluding stock options)(1)	Exercisable Stock Options Within 60 Days of March 4, 2013(2)	Total Beneficial Ownership		Percent of Class(3)
Directors and Nominees:

Michael J. Birck	30,942,147	100,000	31,042,147	(4)	8.7%
Bo Hedfors	78,276	129,924	208,200		*
Frank Ianna	69,276	129,924	199,200		*
Vincent D. Kelly	39,685	24,123	63,808		*
Michael E. Lavin	78,776	129,924	208,700		*
Stephanie Pace Marshall, Ph.D.	81,826	104,924	186,750		*
Alex Mashinsky	–	–	–		*
Gregory J. Rossmann	27,685	24,123	51,808		*
Dennis F. Strigl	–	–	–		*
Jan H. Suwinski	88,276	129,924	218,200		*
Vincent H. Tobkin	46,826	50,503	97,329		*
Mikel H. Williams	–	–	–		*

Other Named Executive Officers:

Daniel P. Kelly	506,087	398,591	904,678		*
Andrew B. Szafran	293,468	–	293,468		*
Roger J. Heinz	289,784	199,158	488,942		*
James M. Sheehan	351,561	440,766	792,327		*
John M. Brots	253,071	296,063	549,134		*
Thomas P. Minichiello	101,946	132,233	234,179		*
All current executive officers and directors as a group (19 persons)	33,344,467	2,412,846	35,757,313		10.0%

* Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Shares of Common Stock subject to options or other rights exercisable within 60 days of March 4, 2013, are deemed to be outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(3)	Based on 357,445,780 shares outstanding on March 4, 2013.

(4)	Includes 2,248,870 shares held by Mr. Birck’s spouse. Mr. Birck disclaims beneficial ownership of such shares. Also includes 13,111,000 shares held by Oak Street Investments, L.P., a family partnership of which Mr. Birck is a managing general partner. Mr. Birck disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

Security Ownership of Certain Beneficial Owners

The table below sets forth information regarding each person known by the Company (other than Mr. Birck, the Company’s Chairman), to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock of the Company as of December 31, 2012.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)

Third Avenue Management LLC 622 Third Avenue, 32nd Floor New York, NY 10017(2)	35,174,150	9.57%

BlackRock Inc. 40 East 52nd Street New York, NY 10022(3)	27,413,754	7.46%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(4)	18,553,503	5.04%

(1)	Based on the total number of shares outstanding on December 31, 2012.

(2)	Based on information filed with the SEC and provided to the Company by Third Avenue Management LLC (Third Avenue). Third Avenue has sole voting power with respect to 34,563,225 and sole dispositive power with respect to 35,174,150 shares. Third Avenue has no shared voting or dispositive power.

(3)	Based on information filed with the SEC by BlackRock Inc. (BlackRock). BlackRock has sole voting and dispositive power with respect to 27,413,754 shares. BlackRock has no shared voting or dispositive power.

(4)	Based on information filed with the SEC by Vanguard Group (Vanguard). Vanguard has sole voting power with respect to 561,252 shares and sole dispositive power with respect to 18,014,551 shares. Vanguard has shared dispositive power with respect to 538,952 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC.

Based on a review of documents in the Company’s possession, and on written representations from reporting persons, the Company believes that during fiscal year 2012, all of the Company’s officers and directors filed on a timely basis all reports required by Section 16(a) of the Securities Exchange Act of 1934.

Transactions with Related Persons

Kevin Birck, the son of Michael J. Birck, Chairman of the Board of the Company, is employed by the Company as a director in the Company’s global operations group. During fiscal year 2012, Kevin Birck earned an aggregate salary of approximately $168,812. He also participated in the Company’s other broad-based benefits plans. Michael J. Birck was not involved in determining the compensation of Kevin Birck.

During the past fiscal year, the Company is not aware of any other transactions in which any other director or other executive officer, or any other member of a director or officer’s immediate family, had a material direct or indirect interest reportable under applicable Securities and Exchange Commission rules.

Policies and Procedures for Review and Approval of Related-Person Transactions

The Company believes that it has built a reputation for the highest levels of integrity in every aspect of its business. The Company prohibits transactions (regardless of amount, duration or subject matter) that involve an executive officer or Board member (or Board nominee) of the Company that might result in an actual or perceived conflict of interest with the Company. This policy includes each executive officer’s and director’s family members as well as any entity or third party in which such person is employed, serves as an officer or director, or owns more than 10% of the Company’s outstanding stock. This policy requires that exceptions to this general prohibition be identified to the Company’s Audit and Ethics Committee by such person prior to consummation of any such transaction and the review, and where appropriate, approval, of such transaction by the Company’s Audit and Ethics Committee. The general parameters of this policy are contained in the Company’s Integrity Policy as well as the Company’s Corporate Governance Guidelines. Both documents can be found on the Company’s Web site at www.tellabs.com/investors.

At least annually and upon the appointment or election of any new officer or director, the Company’s General Counsel reviews this policy with the executive management team as well as the Board. It is the responsibility of the Audit and Ethics Committee, with substantial assistance of the Company’s General Counsel, to implement and apply this policy. The Company enforces this policy by requiring each officer and director annually to respond to a comprehensive questionnaire that is designed to identify any proposed or existing transaction or relationship that may be in conflict with the Company’s Integrity Policy or Corporate Governance Guidelines.

Audit and Ethics Committee Report

The following Audit and Ethics Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit and Ethics Committee of the Board has furnished the following report.

The Audit and Ethics Committee’s primary duties and responsibilities are:

•	To serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system;

•	To appoint, compensate, retain and oversee the work of the Company’s independent registered auditor;

•	To oversee the work of the internal audit function and to provide it with organizational independence by providing it a direct reporting line to the Board of Directors;

•	To oversee the Company’s compliance with legal and regulatory requirements and its code of ethics; and

•	To assist the Board in ensuring the Company has an appropriate overall risk oversight process.

During the course of each fiscal year, the Audit and Ethics Committee devotes the attention that it deems necessary and appropriate to each of the matters assigned to it under its charter. A current copy of the charter can be found on the Company’s Web site at www.tellabs.com/investors. The Audit and Ethics Committee believes that it has satisfied its charter responsibilities for fiscal year 2012.

In overseeing the preparation of the Company’s financial statements, the Audit and Ethics Committee met with management and the Company’s internal and independent registered auditors to review and discuss all financial statements (including the Company’s audited financial statements), earnings releases and related SEC filings prior to their issuance and to discuss significant accounting issues. Management advised the Audit and Ethics Committee that all financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit and Ethics Committee’s review included discussion with the independent registered auditor of matters required to be discussed by the PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence), as adopted by the PCAOB in Rule 3600T.

The Audit and Ethics Committee has received the written disclosures and the letter from Ernst & Young, the Company’s independent registered auditor as required by the PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) as adopted by the PCAOB in Rule 3600T and has discussed with Ernst & Young matters relating to its independence, including disclosures made to the Audit and Ethics Committee and whether the provision of non-audit services by the auditor was compatible with the auditor’s independence. The Audit and Ethics Committee approves all non-audit services to be performed by the auditor as set forth in the Audit and Non-Audit Services Pre-Approval Policy (Pre-Approval Policy). A copy of the Pre-Approval Policy is available on the Company’s Web site at www.tellabs.com/investors.

The Audit and Ethics Committee continued to monitor the scope and adequacy of the Company’s internal audit program, including proposals for adequate staffing and to strengthen internal procedures and controls, where and when appropriate.

The Company’s management is responsible for preparing the Company’s financial statements. The Company’s independent registered auditors are responsible for auditing the financial statements. The activities of the Audit and Ethics Committee are in no way designed to supersede or alter those responsibilities. The Audit and Ethics Committee’s role does not provide any particular assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered auditors.

Based on its reviews and discussions and subject to the limitations on the roles and responsibilities of the Audit and Ethics Committee as described herein and in its charter, the Audit and Ethics Committee recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2012, for filing with the Securities and Exchange Commission.

April 3, 2013

Michael E. Lavin (Chair)

Frank Ianna

Vincent D. Kelly

Gregory J. Rossmann

Jan H. Suwinski

Independent Registered Auditor’s Fees and Services

In connection with the audit of the Company’s 2012 financial statements, the Company entered into an engagement agreement with Ernst & Young. The engagement agreement sets forth the terms by which Ernst & Young will perform audit services for the Company, and includes alternative dispute resolution procedures.

The Company paid Ernst & Young certain fees for services provided during fiscal years 2012 and 2011. Such fees were approximately as follows:

Year	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees
2012	$1,862,000	$2,000	$235,000	$0
2011	$2,122,000	$2,000	$176,000	$0

(1)	Includes fees for Ernst & Young’s audit of the Company’s management’s assessment of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002, in addition to fees related to their audit of the Company’s financial statements.

(2)	Includes fees for technical accounting resource tool.

(3)	Includes fees for tax compliance, tax audit assistance and tax planning and advice.

As set forth in the Audit and Ethics Committee Report, the Audit and Ethics Committee has considered and determined that the provisions of the non-audit services described above were compatible with maintaining the auditor’s independence. The Audit and Ethics Committee pre-approves all audit and non-audit services provided by Ernst & Young to the Company and its subsidiaries and approves the overall scope and plans for their audit activities, including the adequacy of staffing and compensation. A current copy of the Pre-Approval Policy is available on the Company’s website at www.tellabs.com/investors.

Future Stockholder Proposals, Director Nominations and Stockholder Communications

For inclusion in the Company’s Proxy Statement and form of proxy with respect to the 2014 Annual Meeting of Stockholders, any proposals of stockholders or nominations for directors must be received by the Secretary of the Company no later than December 4, 2013. Such proposals and nominations will be subject to the SEC regulations and the requirements set forth in the Company’s bylaws. Submitted stockholder proposals must include proof of ownership of Tellabs common stock in accordance with SEC Rule 14a-8(b)(2). Submitting a stockholder proposal or director nomination does not guarantee that the Company will include it in the proxy statement. Any stockholder interested in submitting a proposal or director nomination is strongly encouraged to contact the Secretary of the Company in advance of this deadline to discuss the proposal. In addition, stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.

If you wish to present a proposal or nomination before the 2014 Annual Meeting of Stockholders, but you do not intend to have your proposal included in the 2014 proxy statement, your proposal must be delivered no earlier than January 1, 2014, and no later than January 31, 2014. Any such proposal must contain, among other things, the text of any proposed business, a description of certain agreements, arrangements and understandings having a bearing on the nomination or proposal and disclosure of your economic interest in Tellabs.

The description above is intended as a summary and is qualified in its entirety by reference to the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates available at www.tellabs.com/investors.

Additionally, if a proponent of a stockholder proposal at the 2014 Annual Meeting of Stockholders fails to provide notice of the intent to make such proposal by personal delivery or mail to the Secretary of the Company on or before February 17, 2014, (or by an earlier or a later date, if such date is hereafter established by amendment to the Company’s bylaws), then any proxy solicited by management may confer discretionary authority to vote on such proposal.

The Company welcomes communications from stockholders to the Board. Such communications should be addressed to the Secretary of the Company, who will review the communication and determine the appropriate handling of the communication. Alternatively, you may make contact through the Company’s website at www.tellabs.com/investors.

Other Matters

Management knows of no other matters that will be brought before the Annual Meeting, but if such matters are properly presented, the proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies.

By Order of the Board of Directors,

James M. Sheehan

Secretary

April 3, 2013

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION OF TELLABS, INC.

ARTICLE SIXTH, marked to show the proposed amendment

SIXTH: Board of Directors; Meetings and Actions of Stockholders.

1. Number, Election and Terms of Directors. The number of directors of the Corporation shall be fixed from time to time by or pursuant to the By-laws. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. ~~The directors shall be classified with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the By-laws, one class to hold office initially for a term expiring at the 1993 Annual Meeting of Stockholders, another class to hold office initially for a term expiring at the 1994 Annual Meeting of Stockholders, and another class to hold office initially for a term expiring at the 1995 Annual Meeting of Stockholders, with the members of each class to hold office until their successors have been duly elected and qualified. At each Annual Meeting of Stockholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the Annual Meeting of Stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified.~~

The directors shall be and are divided into classes, with the terms of the classes elected at the Annual Meetings of Stockholders held in 2011, 2012 and 2013, respectively, expiring at the third Annual Meeting of Stockholders held after the election of such class of directors; provided that such classification shall continue until the third Annual Meeting of Stockholders held after the 2013 Annual Meeting of Stockholders, at which time the classification of the directors in accordance with Section 141(d) of the Delaware General Corporation Law shall be terminated. Notwithstanding the preceding sentence, each director elected by the stockholders after the 2013 Annual Meeting of Stockholders shall serve for a term expiring at the first Annual Meeting of Stockholders held after such director’s election and until their successors have been duly elected and qualified.

3. Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office (a) if, at the time of such director’s election, the Board is classified pursuant to Part 1 of this Article SIXTH, for a term expiring at the next Annual Meeting of Stockholders at which the term of the class to which they have been elected expires or (b) if, at the time of such director’s election, the Board has ceased to be classified pursuant to Part 1 of this Article SIXTH, for a term expiring at the next Annual Meeting of Stockholders, and in each case, until their successors have been duly elected and qualified.

4. Removal. Any director or directors may be removed from office at any time, provided that (a) prior to the time at which the Board of Directors ceases to be classified pursuant to Part 1 of this Article SIXTH, directors may be removed only for cause, (b) from and after the time at which the Board of Directors ceases to be classified pursuant to Part 1 of this Article SIXTH, directors may be removed either with or without cause, and (c) the removal of any director, whether with or without cause, shall require ~~but only for cause and only by~~ the affirmative vote of (i) the holders of at least 75% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, or (ii) a majority of the Board of Directors.

A-1

EXHIBIT B

TELLABS, INC. AMENDED AND RESTATED 2004 INCENTIVE COMPENSATION PLAN

(as adopted January 24, 2008 and approved by stockholders in April 2008)

B- i

B-ii

Article 1. Establishment, Purpose, and Duration

1.1 Establishment of the Plan. On January 24, 2008, the Board of Directors of Tellabs, Inc. (the “Company”) adopted, subject to the approval of stockholders, this amended and restated incentive compensation plan to be known as the “Tellabs, Inc. Amended and Restated 2004 Incentive Compensation Plan” (hereinafter referred to as the “Plan”), which permits the grant of short-term and long-term incentive and other stock and cash awards.

1.2 Purpose of the Plan. The purpose of the Plan is to promote the success of the Company and its Subsidiaries by providing incentives to Employees, Directors and Consultants of the Company and its Subsidiaries that will link their personal interests to the financial success of the Company and its Subsidiaries and to growth in stockholder value. The Plan is designed to provide flexibility to the Company and its Subsidiaries in their ability to motivate, attract, and retain the services of Employees, Directors and Consultants upon whose judgment, interest, and special effort the successful conduct of their operations is largely dependent.

1.3 Duration of the Plan. The Plan was initially approved by the Board on February 20, 2004 and became effective upon approval by the stockholders in April 2004. The Plan, as amended and restated herein was approved by the Board on January 24, 2008, shall become effective on the date it is approved by the Company’s stockholders (the “Effective Date”), and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article 15 herein, until all Shares subject to it shall have been purchased or acquired according to the provisions herein. However, in no event may an Award be granted under the Plan on or after the tenth (10th)  anniversary of the Effective Date of the Plan.

Article 2. Definitions and Construction

2.1 Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a) “Award” includes, without limitation, Options, Stock Appreciation Rights, Performance Share or Unit Awards, Dividend or Dividend Equivalent Rights, Stock Awards, Restricted Stock or Unit Awards, Cash Awards, Annual Incentive Awards or Other Incentive Awards as described in or granted under this Plan.

(b) “Award Agreement” means the agreement or other writing (which may be framed as a plan or program) that sets forth the terms and conditions of each Award under the Plan, including any amendment or modification thereof.

(c) “Change in Control” shall be deemed to have occurred the first to occur of:

(i) Any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding for this purpose, the Company or any subsidiary of the Company, or any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; and provided further that no Change in Control will be deemed to have occurred if a person inadvertently acquires an ownership interest of 20% or more but then promptly reduces that ownership interest below 20%;

(ii) During any two consecutive years, individuals who at the beginning of such two-year period constitute the Board and any new director (except for a director designated by a person who has entered into an agreement with the Company to effect a transaction described elsewhere in this definition of Change in Control) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (such individuals and any such new director, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board;

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination,

(A) all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Resulting Company”) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding voting securities of the Company;

(B) no person (as defined in Section 13(d) and 14(d) of the Exchange Act) (other than the Company, the Resulting Company or any employee benefit plan (or related trust) of the Company or such Resulting Company) beneficially owns, directly or indirectly, 20% or more of, respectively, the then combined voting power of the then outstanding voting securities of the Resulting Company, except to the extent that such ownership resulted solely from ownership of securities of the Company prior to the Business Combination; and

(C) at least a majority of the members of the board of directors of the Resulting Company were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

(v) A tender offer (for which a filing has been made with the Securities and Exchange Commission “SEC”) which purports to comply with the requirements of Section 14(d) of the Exchange Act and the corresponding SEC rules) is made for voting securities of the Company, and then the first to occur of:

(A) Any time during the offer when the person making the offer owns or has accepted for payment stock of the Company with 25% or more of the total voting power of the Company’s securities, or

(B) Three (3) business days before the offer is to terminate unless the offer is withdrawn first if the person making the offer could own, by the terms of the offer plus any shares owned by the person, stock with 50% or more of total voting power of the Company’s securities when the offer terminates.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e) “Committee” means the Tellabs, Inc. Compensation Committee, or such other committee designated by the Board of Directors to administer this Plan. The Committee shall be appointed by the Board, shall consist of three or more outside, independent members of the Board, and in the judgment of the Board, shall be qualified to administer the Plan as contemplated by (i) Rule 16b-3 of the Securities Exchange Act of 1934 (or any successor rule), (ii) Section 162(m) of the Code, as amended, and the regulations thereunder (or any successor Section and regulations), and (iii) any rules and regulations of the Nasdaq Stock Market (or such other stock exchange on which the Common Stock is traded). Any member of the Committee who does not satisfy the qualifications set out in the preceding sentence may recuse himself or herself from any vote or other action taken by the Committee. The Board may, at any time and in its complete discretion, remove any member of the Committee and may fill any vacancy in the Committee.

(f) “Common Stock,” “Shares” or “Stock” means the common stock, par value $.01 per share, of the Company.

(g) “Company” means Tellabs, Inc., a Delaware corporation, or any successor thereto as provided in Article 15 herein.

(h) “Consultant” means any person, including an advisor (other than a person who is an Employee or a Director), or any entity that renders services to the Company and/or a Subsidiary.

(i) “Covered Employee” means any Participant who is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which an Award becomes taxable to such Participant.

(j) “Director” means a director of the Company or a Subsidiary.

(k) “Effective Date” means the date this Plan is approved by the Company’s stockholders.

(l) “Employee” means an employee of the Company or any of its Subsidiaries, including an employee who is an officer or a Director.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(n) As used in this Plan (unless a different method of calculation is required by applicable law) “Fair Market Value” on or as of any date shall mean (i) the closing price of the Stock as reported by the Nasdaq Stock Market (or, if the Stock is not listed for trading on the Nasdaq Stock Market, then on such other national exchange upon which the Stock is then listed) for such date, or if there are no sales on such date, on the next preceding day on which there were sales, or (ii) in the event that the Stock is no longer listed for trading on a national exchange, an amount determined in accordance with standards adopted by the Committee.

(o) “Participant” means an Employee, a Director or a Consultant who has been granted an Award under the Plan.

(p) “Plan” means this Tellabs, Inc. 2004 Incentive Compensation Plan, as herein described and as hereafter from time to time amended.

(q) “Predecessor Plans” means the 1984 Incentive Stock Option Plan, as amended and restated, 1986 Non-Qualified Stock Option Plan, as amended and restated, 1987 Stock Option Plan for Non-Employee Corporate Directors, as amended and restated, 1989 Stock Option Plan, as amended and restated, 1991 Stock Option Plan, as amended and restated, 1994 Stock Option Plan, Tellabs, Inc. 1997 Stock Option Plan, Tellabs, Inc. 1998 Stock Option Plan, 1999 Tellabs, Inc., Stock Bonus Plan, and the Tellabs, Inc. 2001 Stock Option Plan.

(r) “Previously-Acquired Shares” means shares of Stock acquired by the Participant or any beneficiary of a Participant, which Shares have been held for a period of not less than six months, or such longer or shorter period as the Committee may require or permit.

(s) “Subsidiary” shall mean any corporation which is a subsidiary corporation of the Company, as that term is defined in Section 424(f) of the Code.

(t) “Annual Incentive Award” has the meaning specified in Section 10.1.

(u) “Cash Award” has the meaning specified in Section 10.2(d).

(v) “Dividend or Dividend Equivalent Rights” has the meaning specified in Section 10.2(a).

(w) “Option” means an Incentive Stock Option or a Nonqualified Stock Option. “Incentive Stock Option” or “ISO” means an option to purchase Stock, granted under Article 6 herein, which is designated as an incentive stock option and is intended to meet the requirements of Section 422 of the Code (or any successor Section). “Nonqualified Stock Option” or “NQSO” means an option to purchase Stock, granted under Article 6 herein, which is not intended to be an Incentive Stock Option.

(x) “Other Incentive Award” has the meaning specified in Section 10.2(e).

(y) “Performance Share” means an Award representing the right to receive a payment equal to the value of a performance share, granted to a Participant pursuant to Article 9 herein.

(z) “Performance Unit” means an Award representing the right to receive a payment based on the value of a performance unit, granted to a Participant pursuant to Article 9 herein.

(aa) “Restricted Stock” means an Award of Stock granted to a Participant pursuant to Article 8 herein.

(bb) “Restricted Stock Unit” means an award representing a right to receive a payment equal to the value of a Share, granted to a Participant pursuant to Article 8 herein.

(cc) “Stock Appreciation Right” or “SAR” means an Award, granted to a Participant pursuant to Article 7 herein.

(dd) “Stock Award” has the meaning specified in Section 10.2(b).

2.2 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

2.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

Article 3. Administration

3.1 Authority of the Committee.

(a) The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have all powers vested in it by the terms of the Plan, such powers to include the authority to:

(i) Select the persons to be granted Awards under the Plan;

(ii) Determine the terms, conditions, form and amount of Awards to be made to each person selected;

(iii) Determine the time when Awards are to be made and any conditions which must be satisfied before an Award is made;

(iv) To establish objectives and conditions for earning Awards;

(v) To determine the terms of each Award Agreement and any amendments or modifications thereof (which shall not be inconsistent with the Plan);

(vi) To determine whether the conditions for earning an Award have been met and whether an Award will be paid at the end of the Performance Period;

(vii) To determine if and when an Award may be deferred;

(viii) To determine whether the amount or payment of an Award should be reduced or eliminated; and

(ix) To determine the guidelines and/or procedures for the payment or exercise of Awards; and

(x) Make such other determinations and take such other actions relating to Awards as the Committee deems necessary or appropriate.

Notwithstanding the foregoing, no action of the Committee (other than pursuant to Sections 4.2, 8.3, 10.1 or Article 11) may, without the consent of the person or persons entitled to exercise any outstanding Option or Stock Appreciation Right or to receive payment of any other outstanding Award, adversely affect the rights of such person or persons with respect to such Awards.

3.2 Decisions Binding. The Committee shall have full power and authority to administer and interpret the Plan and to adopt or establish such rules, regulations, agreements, guidelines, procedures and instruments, which are not contrary to the terms of the Plan and which, in its opinion, may be necessary or advisable for the administration and operation of the Plan. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board of Directors shall be final, conclusive and binding on all persons, including the Company and its Subsidiaries, its stockholders, employees, and Participants and their estates and beneficiaries, and such determinations and decisions shall not be reviewable.

3.3 Delegation of Certain Responsibilities. The Committee may, subject to the terms of the Plan and applicable law, appoint such agents as it deems necessary or advisable for the proper administration of the Plan under this Article 3; provided, however, that except as provided below the Committee may not delegate its authority to grant Awards under the Plan or to correct errors, omissions or inconsistencies in the Plan. The Committee may delegate to the Company’s Chief Executive Officer and/or to other officers of the Company its authority under this Article 3, provided that such delegation shall not extend to the grant of Awards or the exercise of discretion with respect to Awards to Employees who, at the time of such action, are (a) Covered Employees or (b) officers of the Company or its Subsidiaries who are subject to the reporting requirements of Section 16(a) of the Exchange Act. All authority delegated by the Committee under this Section 3.3 shall be exercised in accordance with the provisions of the Plan and any guidelines for the exercise of such authority that may from time to time be established by the Committee.

3.4 Procedures of the Committee. Except as may otherwise be provided in the charter or similar governing document applicable to the Committee, (a) all determinations of the Committee shall be made by not less than a majority of its members present at the meeting (in person or otherwise) at which a quorum is present; (b) a majority of the entire Committee shall constitute a quorum for the transaction of business; and (c) any action required or permitted to be taken at a meeting of the Committee may be taken without a meeting if a unanimous written consent, which sets forth the action, is signed by each member of the Committee and filed with the minutes for proceedings of the Committee.

3.5 Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement which shall be signed by an authorized officer of the Company and, if required, by the Participant, and shall contain such terms and conditions as may be authorized or approved by the Committee. Such terms and conditions need not be the same in all cases.

Article 4. Stock Subject to the Plan

4.1 Number of Shares.

(a) Subject to adjustment as provided in Section 4.2 herein, the aggregate number of shares of Common Stock that may be delivered under the Plan at any time with respect to Awards outstanding as of January 24, 2008 and Awards made after that date shall not exceed the sum of (i) 14,750,000 Shares, plus (ii) the number of Shares subject to such outstanding Awards and Shares that remain available for issuance under the Plan as of January 24, 2008 available under the Plan. Shares of Stock delivered under the Plan may consist, in whole or in part, of authorized and unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. To the extent Shares of Common Stock subject to an outstanding Award are not issued or are cancelled by reason of the failure to earn the Shares issuable under, or the forfeiture, termination, surrender, cancellation or expiration of such Award, then such Shares shall again be available for Awards under the Plan. Shares subject to an Award shall not again be available if such Shares are surrendered or withheld as payment of either the exercise price of an Award or of withholding taxes in respect of an Award, or are not issued due to the net settlement of Options, Stock Appreciation Rights, or other Awards. Awards settled solely in cash shall not reduce the number of Shares of Common Stock available for Awards.

(b) Shares of Common Stock issued in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its Subsidiaries shall not reduce the number of Shares available for issuance under this Plan.

(c) Subject to adjustment as provided in Section 4.2, the following limitations shall apply to Awards under the Plan:

(i) All of the Shares that may be issued under this Plan may be issued pursuant to Options or Stock Appreciation Rights granted hereunder, provided that the number of shares of Stock that may be issued under this Plan pursuant to Options which are Incentive Stock Options shall be limited to 24,750,000.

(ii) No more than 20,862,762 Shares of Common Stock may be issued in the aggregate in respect of Awards outstanding as of January 24, 2008 or made after such date, other than SARs and Options; provided, however, that to the extent more than 20,862,762 Shares are issued in respect of such Awards other than SARs and Options (“Excess Shares”), the aggregate number of Shares available for issuance under this Plan shall be reduced on the basis of 1.85 shares for each Excess Share issued. No more than 6,258,828 Shares may be issued with respect to Awards, other than SARs and Options, which at the date of grant are scheduled to fully vest prior to three years (or one year, in the case of Performance-Based Awards) from the date of grant (although such Awards may provide scheduled vesting earlier with respect some of such shares).

(d) The maximum number of Shares that may be covered by Awards granted under this Plan to any single Participant shall be 1,000,000 Shares during any one calendar year. For purposes of applying the limitations set forth in this paragraph (iii), if an Award, including, but not limited to Options, SARs, Restricted Stock, Restricted Stock Units and Performance Shares, is denominated in Shares or the amount of the payment to be made thereunder shall be determined by reference to the value of Shares, then such Award shall be counted in the year the Award is granted as covering the number of Shares set forth in the Award. If an Award is granted in tandem with a Stock Appreciation Right, such that the exercise of the Award right or Stock Appreciation Right with respect to a share of Common Stock cancels the tandem Stock Appreciation Right or Award right, respectively, with respect to such share, the tandem Award right and Stock Appreciation Right with respect to each share of Stock shall be counted as covering but one share of Stock for purposes of applying the limitations of this paragraph (iii).

4.2 Adjustments in Authorized Shares and Limitations. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) after January 24, 2008, such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change-in-capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under the Plan or under particular forms of Awards, the number and kind of Shares that may be issued under the Plan or under particular forms of Awards, the number and kind of shares that may be issued under the Plan or under particular forms of Awards and number and kind of Shares subject to outstanding Awards, the purchase price or grant date value applicable to outstanding Options or SARs or grant price applicable other Awards, the number of Shares provided in the limitations set forth in Section 4.1 above, and other value determinations applicable to outstanding Awards. The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under the Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of performance periods. Any adjustment of any Options or SARs under this Section 4.2 shall be made in a manner so as not to constitute a modification within the meaning of Section 424(h)(3) of the Code and regulations promulgated under Section 409A of the Code. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan. Subject to the provisions of Article 15, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Section 424 and 409A of the Code, where applicable.

Article 5. Eligibility and Participation

5.1 Eligibility. Persons eligible to participate in this Plan include all Employees Directors and Consultants.

5.2 Actual Participation. Subject to the provisions of the Plan, the Committee may from time to time select those Employees, Directors and Consultants to whom Awards shall be granted and determine the nature and amount of each Award.

Article 6. Options

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees, Directors, and/or Consultants at any time and from time to time as shall be determined by the Committee. The Committee may grant any type of Option to purchase Stock that is permitted by law at the time of grant including, but not limited to Incentive Stock Options (“ISOs”) or Nonqualified Stock

Option (“NQSOs”). However, only Employees may receive an Award of Incentive Stock Option. Unless the Award Agreement shall specify that the Option is intended to be an Incentive Stock Option within the meaning of Section 422 of the Code, the Option shall be a Nonqualified Stock Option whose grant is not intended to be subject to the provisions of Code Section 422. Each Option shall expire at such time as the Committee shall determine in the Award Agreement, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

6.2 Option Price. The purchase price per share of Stock covered by an Option shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of such Stock on the date the Option is granted. Notwithstanding the authority granted to the Committee pursuant to Section 3.1 of the Plan, once an Option is granted, the Committee shall have no authority to reduce the Option price except as permitted by Sections 4.2 and 15.2.

6.3 Payment. Options shall be exercised by the delivery of a written notice to the Company setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option price of any Option shall be payable to the Company in full either (a) in cash or its equivalent, including, but not limited to, delivery of a properly completed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds from the sale of the Shares subject to the Option exercise or to deliver loan proceeds from such broker to pay the exercise price and any withholding taxes due, (b) by delivery or deemed delivery through attestation of Previously-Acquired Shares having a Fair Market Value at the time of exercise equal to the total Option price, (c) by a combination of (a) or (b), or (d) such other methods as the Committee may permit.

6.4 Special Provisions Applicable to Incentive Stock Options. To the extent provided or required under Section 422 of the Code or regulations thereunder (or any successor section or regulations) the Award of Incentive Stock Options shall be subject to the following:

(a) In the event that the aggregate Fair Market Value of the Common Stock (determined at the time the Options are granted) subject to ISOs held by a Participant that first becomes exercisable during any calendar year exceeds $100,000 then the portion of such ISOs equal to such excess shall be NQSOs.

(b) An Incentive Stock Option granted to an employee who, at the time of grant, owns (within the meaning of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of Stock of the Company, shall have an exercise price which is at least 110% of the Fair Market Value of the Common Stock subject to the Option, and shall be exercisable later than the fifth (5th) anniversary date of its grant.

Article 7. Stock Appreciation Rights

7.1 Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, stock appreciation rights (“SARs”) may be granted to Employees, Directors and/or Consultants at any time and from time to time, at the discretion of the Committee. Each SAR shall expire at such time as the Committee shall determine in the Award Agreement, however, no SAR shall be exercisable later than the tenth (10th) anniversary of the date of its grant.

7.2 Payment of SAR Amount. Upon exercise of the SAR, the holder shall be entitled to receive payment of an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the price fixed by the Committee at the date of grant (which price shall not be less than 100% of the Fair Market Value of a Share on the date of grant); by

(b) The number of Shares with respect to which the SAR is exercised.

7.3 Form of Payment. Payment to a Participant of the amount due upon SAR exercise will be made in Shares having a Fair Market Value as of the date of exercise equal to the amount determined under Section 6.2 above, except as the Committee may otherwise provide for the payment in cash in the applicable Award Agreement or any amendment or modification thereof.

Article 8. Restricted Stock and Restricted Stock Units

8.1 Grant of Restricted Stock and Restricted Stock Units. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant restricted Stock and Restricted Stock Units under the Plan to such Employees, Directors and/or Consultants and in such amounts and on such terms and conditions as it shall determine.

8.2 End of Period of Restriction. Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, prohibition against sale, transfer, assignment or encumbrance for a specified period, and a requirement to forfeit or return Restricted Stock or Restricted Stock Units in the vent of termination of employment or service during the specified period. After the last day of the period of restriction, (a) Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant, and (b) the Participant shall be entitled to receive one Share of Common Stock with respect to each Restricted Stock Unit.

Article 9. Performance Units and Performance Shares

9.1 Grant of Performance Units or Performance Shares. Subject to the terms and conditions of the Plan, Performance Units or Performance Shares may be granted to Employees, Directors and/or Consultants at any time and from time to time as shall be determined by the Committee.

9.2 Value of Performance Units and Performance Shares. With respect to each grant of Performance Units or Performance Shares, the Committee shall establish an initial value for each Performance Unit and an initial number of Shares for each Performance Share granted to each Participant, the performance goals that will be used to determine the extent to which the Participant receives a payment of the value of the Performance Units or number of Shares for the Performance Shares awarded, and the period over which such performance will be measured (“Performance Period”). These goals will be based on the attainment, by the Company or its Subsidiaries, of one or more certain performance criteria and objectives described in Article 11 herein. With respect to each such performance measure utilized during a Performance Period, the Committee shall assign percentages to various levels of performance which shall be applied to determine the extent to which the Participant shall receive a payout of the values of Performance Units and number of Performance Shares awarded. Subject to limitations applicable to payments to Covered Employees, the Committee shall have the authority to modify, amend or adjust the terms and conditions of any Performance Unit award or Performance Share award, at any time or from time to time, including but not limited to the performance goals.

9.3 Payment of Performance Units and Performance Shares. After a Performance Period has ended, the holder of a Performance Unit or Performance Share shall be entitled to receive the value thereof as determined by the Committee. The Committee shall make this determination by first determining the extent to which the performance goals set pursuant to Section 9.2 have been met. It will then determine the applicable percentage to be applied to, and will apply such percentage to, the value of Performance Units or number of Performance Shares to determine the payout to be received by the Participant. In addition, with respect to Performance Units and Performance Shares granted to any Covered Employee, no payout shall be made hereunder except upon written certification by the Committee that the applicable performance goal or goals have been satisfied to a particular extent. The payment described in this Section 9.3 herein shall be made in cash, Common Stock, or a combination thereof as determined by the Committee.

Article 10. Annual and Other Incentive Awards

10.1 Annual Incentive Awards. The Committee may from time to time, subject to the provisions of the Plan and such other terms and conditions as the Committee may determine, grant Annual Incentive Awards to Employees, including, but not limited to, Covered Employees. Each such Award shall be subject to the following provisions.

(a) Amounts earned by and paid to Participants under Annual Incentive Awards will be based upon achievement of performance goals established pursuant to Article 11 above over a one-year Performance Period, subject to the Committee’s authority to reduce, but not increase, such amount;

(b) The maximum amount any Participant may earn under an Annual Incentive Award for any calendar year shall not exceed $3,000,000.

(c) Annual Incentive Awards shall be paid in cash, subject to the Committee providing that all or a portion of any such amount may be paid in Shares.

10.2 Grant of Other Incentive Awards. In addition to Awards under Sections 6 through 9, and Section 10.1 above, the Committee may grant Other Incentives Awards payable in cash or in Common Stock under the Plan as it determines in its sole discretion. Other Incentive Awards may be granted to Employees, Directors and/or Consultants at any time and from time to time as shall be determined by the Committee. Such Awards may include, but are not limited to:

(a) Dividend or Dividend Equivalent Right. A right to receive dividends or their equivalent in value in Stock, cash or in a combination of both with respect to any new or previously existing Award.

(b) Stock Award. An unrestricted transfer of ownership of Stock.

(c) Awards under Deferred Compensation or Similar Plans. The right to receive Stock or a fixed or variable share denominated unit granted under this Plan or any deferred compensation or similar plan established from time to time by the Company.

(d) Cash Award. An award denominated in cash, subject to the achievement of performance goals set forth in Section 8.8 during a Performance Period determined by the Committee, or that may be earned under a Company or Subsidiary bonus or incentive plan or program.

(e) Other Incentive Awards. Other Incentive Awards which are related to or serve a similar function to those Awards set forth in this Section 10.2.

10.3 Limitations. The number of Shares covered by Other Incentive Awards granted to a Participant during a calendar year shall be taken into account for purposes of the annual limitation set forth in Section 4.1(c)(iii) above. The maximum amount that may be earned under the Plan during any calendar year with respect to any Cash Award or Other Incentive Award described in Section 10.2, shall be $3,000,000. Any amount earned with respect to which performance is measured over a period greater than one year shall be deemed to have been earned ratably over the full and partial calendar years in such period.

Article 11. Performance Goals

11.1 Performance Goals. For purposes of this Plan, including, but not limited to, Awards of Performance Shares and Performance Units under Article 8, and of Annual Incentive Awards or other performance-based Awards under Article 10, “performance goals” shall mean the criteria and objectives, determined by the Committee, which shall be satisfied or met during the applicable period of restriction or Performance Period, as the case may be, as a condition to the Participant’s receipt, of Shares or cash with respect to such Award. The criteria or objectives for an Award shall be determined by the Committee in writing, shall be measured for achievement or satisfaction during the Performance Period or period of restriction in which the Committee established for such Participant to satisfy or achieve such criteria and objectives and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated or other external or internal measure and may be based on or adjusted for any other objective goals, events, or occurrences established by the Committee, provided that such criteria and objectives relate to one or more of the following: total stockholder return, earnings, earnings per share, net income, gross margin, earnings before interest, taxes, depreciation and/or amortization, revenues, expenses, cash flow, indebtedness, market share, return on assets, return on equity, economic value added, assets, Fair Market Value of the Common Stock, value of assets, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, or other financial, accounting or quantitative objective established by the Committee. Performance criteria and objectives may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses, including expenses related to goodwill and other intangible assets, stock offerings, and stock repurchases. Such performance criteria and objectives may be particular to a line of business, Subsidiary or other unit or the Company generally, and may, but need not be, based upon a change or an increase or positive result. In interpreting Plan provisions applicable to performance criteria and objectives and to performance-based Awards to Participants who are Covered Employees, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and the regulations thereunder. The Committee in establishing performance criteria and objectives applicable to such performance-based Awards, and in interpreting the Plan, shall be guided by such standards, including, but not limited to providing that the performance-based Award shall be paid, vested or otherwise delivered solely as a function of attainment of objective performance criteria and objectives based on one or more of the specific criteria and objectives set forth in this Article 11 established by the Committee not later than 90 days after the Performance Period or Period of Restriction applicable to the Award has commenced (or, if such period of service is less than one year, not later than the date on which 25% of such period has elapsed). Prior to the payment of any compensation based on achievement of performance criteria and objectives to any such Covered Employee, the Committee must certify in writing the extent to which the applicable performance criteria and objectives were, in fact, achieved and the amounts to be paid, vested or delivered as a result thereof, provided the Committee may reduce, but not increase, such amount.

Article 12. Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively and who may include a trustee under a will or living trust) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation or if all designated beneficiaries predecease the Participant, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 13. Rights of Participants

13.1 Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Participant’s employment or service as a Director or Consultant at any time, nor confer upon any Participant any right to continue in the employ or to so serve as a Director or Consultant of the Company or any of its Subsidiaries.

13.2 Participation. No Employee, Director or Consultant shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

13.3 No Right to Company Assets. Neither the Participant nor any other person shall acquire, by reason of the Plan, any right in or title to any assets, funds or property of the Company or any of its Subsidiaries whatsoever including, without limiting the generality of the foregoing, any specific funds, assets, or other property which the Company or any of its Subsidiaries, in its sole discretion, may set aside in anticipation of a liability hereunder. Any benefits which become payable hereunder shall be paid from the general assets of the Company or the applicable Subsidiary.

13.4 Rights as Stockholder; Fractional Shares. Except as otherwise provided under the Plan, a Participant or Beneficiary shall have no rights as a holder of Shares with respect to Awards hereunder, unless and until Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). Fractional Shares shall not be issued or transferred under an Award, but the Committee may authorize payment of cash in lieu of a fraction, or round the fraction down. To the extent the Common Stock is uncertificated, references in this Plan to certificates shall be deemed to include references to any book-entry evidencing such Shares.

13.5 Nontransferability of Awards. The Committee may permit the transfer of Awards, and may impose such restrictions on transferability, and establish such operational procedures regarding transferability, as it may deem appropriate, necessary, or advisable. Except as the Committee may permit, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all Awards granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.

13.6 Election to Defer. The receipt of payment of cash or delivery of Shares that would otherwise be due to a Participant pursuant to an Award hereunder may be deferred at the election of the Participant pursuant to an applicable deferral plan established by the Company or a Subsidiary. Such deferrals shall be made in accordance with such rules and procedures as the Committee may establish under this Plan or the applicable deferral plan.

13.7 Other Restrictions and Limitations. The Committee may impose such restrictions and limitations on any Awards and/or any amounts payable thereunder as it may deem advisable, including, without limitation, restrictions intended to comply with applicable Federal or state securities laws, Share ownership or holding period requirements, or requirements to enter into or to comply with confidentiality, non-competition and/or other restrictive or similar covenants (including provisions relating to forfeiture of awards for violation of such covenants, and may legend the certificates issued in connection with an Award to give appropriate notice of any such restrictions.

13.8 Awards to Participants Outside the United States. In the event any Award under this Plan is granted to a Participant who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its discretion, modify the provisions of this Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules.

Article 14. Change in Control

14.1 Stock Based Awards. Notwithstanding any other provisions of the Plan, and except as otherwise provided in the Award Agreement, in the event of a Change in Control, all Stock-based Awards granted under this Plan shall immediately vest 100% in each Participant, including Options, SARs, Restricted Stock and Restricted Stock Units.

14.2 Performance Based Awards. Notwithstanding any other provisions of the Plan, and except as otherwise provided in the Award Agreement, in the event of a Change in Control, all Awards granted under this Plan which are subject to performance goals shall be immediately paid out, including Performance Units and Performance Shares. The amount of the payout shall be based on the higher of: (i) the extent, as determined by the Committee, to which performance goals, established for the Performance Period then in progress have been met up through and including the effective date of the Change in Control, or (ii) 100% of the value on the date of grant of the Performance Units or number of Performance Shares.

Article 15. Amendment, Modification, and Termination

15.1 Amendment, Modification and Termination of Plan. The Board may terminate the Plan or any portion thereof at any time, and may amend or modify the Plan from time to time in such respects as the Board may deem advisable in order that any Awards thereunder shall conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendment or modification shall, without stockholder approval, (i) except as provided in Section 4.2, increase the number of shares of Stock which may be issued under the Plan, (ii) expand the types of Awards available to Participants under the Plan, (iii) materially expand the class of persons eligible to participate in the Plan; (iv) delete or limit the provisions in Section 6.2 prohibiting the repricing of Options or reduce the price at which Shares may be offered under Options; or (v) extend the termination date for making Awards under the Plan. In addition, the Plan shall not be amended without approval of such amendment by the Company’s stockholders if such amendment is required under (1) the rules and regulations of the Nasdaq Stock Market or an other national exchange on which the Stock is then listed, or (2) other applicable law, rules or regulations.

15.2 Amendment or Modification of Awards. The Committee may amend or modify any outstanding Awards in any manner to the extent that the Committee would have had the authority under the Plan initially to make such Award as so modified or amended, including without limitation, to change the date or dates as of which Awards may be exercised, to remove the restrictions on Awards, or to modify the manner in which Awards are determined and paid. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan. Notwithstanding the foregoing or any other provision of this Plan, except in connection with a corporate transaction involving the Company (including, without limitation, circumstances described in Section 4.2), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs, or exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs, without stockholder approval.

15.3 Effect on Outstanding Awards. No such amendment, modification or termination of the Plan pursuant to Section 15.1 above, or amendment or modification of an Award pursuant to Section 15.2 above, shall materially adversely alter or impair any outstanding Awards without the consent of the Participant affected thereby.

Article 16. Withholding

16.1 Tax Withholding. The Company and any of its Subsidiaries shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company or any of its Subsidiaries, an amount sufficient to satisfy Federal, state and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of this Plan.

16.2 Stock Delivery or Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock or Restricted Stock Units, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Common Stock having a Fair Market Value on the date the tax is to be determined equal to the minimum (or such greater amount as the Committee may permit) statutory total tax which would be imposed on the transaction. All such elections shall be subject to any procedures, restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 17. Successors

All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 18. Requirements of Law

18.1 Requirements of Law. The granting of Awards and the issuance of Shares of Stock under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

18.2 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

Directions to the 2013 Annual Meeting of Stockholders

Wednesday, May 1, 2013

Northern Illinois University
1120 East Diehl Road
Naperville, IL 60563
From O’Hare International Airport
Take I-294 South to I-88 West.
Take I-88 West to Naperville Rd. exit.
Turn left (South) on Freedom Dr.
Turn right (West) on Diehl Rd.
Turn left on Centre Point Circle.
Turn left into the NIU parking lot.
From Downtown Chicago
Take I-290 West to I-88 West.
Take I-88 West to Naperville Rd. exit.
Turn left (South) on Freedom Dr.
Turn right (West) on Diehl Rd.
Turn left on Centre Point Circle.
Turn left into the NIU parking lot.
From South
Take I-55 North to I-355 North.
Take I-88 West to Naperville Rd. exit.
Turn left (South) on Freedom Dr.
Turn right (West) on Diehl Rd.
Turn left on Centre Point Circle.
Turn left into the NIU parking lot.
From West
Take I-88 East to Naperville Rd. exit.
Turn right (South) on Freedom Dr.
Turn right (West) on Diehl Rd.
Turn left on Centre Point Circle.
Turn left into the NIU parking lot.
From North
Take I-355 South to I-88 West.
Take I-88 West to Naperville Rd. exit.
Turn left (South) on Freedom Dr.
Turn right (West) on Diehl Rd.
Turn left on Centre Point Circle.
Turn left into the NIU parking lot.
*For security reasons, personal items such as backpacks, briefcases, banners, cameras and other recording devices are not allowed in the annual meeting. Please leave them at home or lock them in your car.

Report printed entirely on recycled paper.

TELLABS, INC. ATTN: JAMES M. SHEEHAN 1415 W. DIEHL ROAD NAPERVILLE, IL 60563

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 30, 2013, the day before the Annual Meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 30, 2013, the day before the Annual Meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it as soon as possible in the postage-paid envelope we have provided or return it to Tellabs, Inc. Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M53773-P34423	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TELLABS, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 THE ELECTION OF EACH DIRECTOR AND A VOTE “FOR” PROPOSALS 2, 3, 4 AND 5.
1.	To elect the following Directors:		For	Against	Abstain
Nominees:

	1a.	Alex Mashinsky	☐	☐	☐

	1b.	Gregory J. Rossmann	☐	☐	☐

	1c.	Vincent H. Tobkin	☐	☐	☐

	1d.	Mikel H. Williams	☐	☐	☐
							For	Against	Abstain

2.	To amend the Tellabs, Inc. Restated Certificate of Incorporation to declassify the Board of Directors.						☐	☐	☐

3.	To approve, on an advisory basis, named executive officer compensation.						☐	☐	☐

4.	To reapprove performance criteria under the Tellabs, Inc. Amended and Restated 2004 Incentive Compensation Plan.						☐	☐	☐

5.	To ratify the appointment of Ernst & Young LLP as the Company’s Independent Registered Auditor for fiscal year 2013.						☐	☐	☐

6.	In their discretion, the proxies are authorized to vote on such other business as may properly come before the Annual Meeting.

NOTE: Executors, administrators, trustees and others signing in a representative capacity should indicate the capacity in which they sign. If shares are held jointly, EACH stockholder should sign.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign name exactly as imprinted (do not print).

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)	Date

ANNUAL MEETING

The Annual Meeting of Stockholders will be held at

Northern Illinois University, Naperville Campus

1120 East Diehl Road

Naperville, IL 60563-9347

on Wednesday, May 1, 2013

at 2:00 p.m. Central Daylight Saving Time

For security reasons, personal items such as backpacks, briefcases, banners,

cameras and other recording devices are not allowed in the Annual Meeting.

Please leave them at home or lock them in your car.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M53774-P34423

PROXY

One Tellabs Center, 1415 W. Diehl Road, Naperville, IL 60563

This Proxy is Solicited By the Board of Directors

The executing stockholder(s) (the “Stockholder”), of Tellabs, Inc., a Delaware corporation (the “Company”), does (do) hereby constitute and appoint James M. Sheehan and Andrew B. Szafran, and each of them, the true and lawful attorney(s) of the Stockholder with full power of substitution, to appear and act as the proxy or proxies of the Stockholder at the Annual Meeting of Stockholders of said Company to be held at Northern Illinois University, Naperville Campus, 1120 East Diehl Road, Naperville, IL 60563-9347 on Wednesday, May 1, 2013, at 2:00 p.m. Central Daylight Saving Time, and at any adjournment thereof, and to vote all the shares of said Company standing in the name of the Stockholder, or which the Stockholder may be entitled to vote, as fully as the Stockholder might or could do if personally present, as set forth herein.

This proxy, when properly executed, will be voted in the manner directed herein by the stockholder(s). If no direction is made, this proxy will be voted FOR the election of each director, FOR proposals 2, 3, 4 and 5, and, at their discretion, on any such other business as may properly come before the Annual Meeting.

PLEASE MARK, SIGN, DATE ON THE REVERSE SIDE AND RETURN THIS PROXY CARD AS SOON AS POSSIBLE USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side